                                                                   Exhibit 4.C.3

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                                CREDIT AGREEMENT

                          Dated as of October 28, 1993

                                     among

                        PLUM CREEK TIMBER COMPANY, L.P.,



                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                                    as Agent

                                      and

                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


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                  PLUM CREEK TIMBER COMPANY CREDIT AGREEMENT

                                DESK SET INDEX

Document
 Number:
- -------

    1. Credit Agreement dated as of October 28, 1993 (the "Credit Agreement"), among Plum Creek Timber Company, L.P., the financial institutions party thereto (the "Banks") and Bank of America National Trust and Savings Association, as agent for the Banks

    2.  Schedules to the Credit Agreement:

        o  Schedule 1.01: Investment Policy
        o  Schedule 2.01: Commitments
        o  Schedule 5.05: Litigation
        o  Schedule 5.07: ERISA
        o  Schedule 5.12: Environmental Matters
        o  Schedule 5.18: Subsidiaries of PCTC
        o  Schedule 7.01: Permitted Liens
        o  Schedule 7.04: Permitted Investments

    3.  Exhibits to the Credit Agreement:

        o  Exhibit A: Notice of Borrowing
        o  Exhibit B: Notice of Conversion/Continuation
        o  Exhibit C-1: Form of Legal Opinion of Company Counsel
        o  Exhibit C-2: Form of Legal Opinion of Perkins Coie
        o  Exhibit D: Compliance Certificate
        o  Exhibit E: Form of Cash Collateral Agreement
        o  Exhibit F: Form of Assignment and Acceptance

    4.  Closing Documents List

                               TABLE OF CONTENTS


Section                                                 Page
                         ARTICLE I
                       DEFINITIONS .................       1

1.01   Defined Terms ...............................       1
1.02   Other Interpretive Provisions ...............      30
       (a)  Defined Terms ..........................      30
       (b)  The Agreement ..........................      30
       (c)  Certain Common Terms ...................      30
       (d)  Performance; Time ......................      30
       (e)  Contracts ..............................      31
       (f)  Laws ...................................      31
       (g)  Captions ...............................      31
       (h)  Independence of Provisions .............      31
       (i)  Interpretation .........................      31
1.03   Accounting Principles .......................      31

                        ARTICLE II
                       THE CREDITS .................      32

2.01   Amounts and Terms of Commitments ............      32
2.02   Loan Accounts ...............................      32
2.03   Procedure for Borrowing .....................      32
2.04   Conversion and Continuation Elections .......      33
2.05   Voluntary Termination or Reduction of
       Commitments .................................      35
2.06   Optional Prepayments ........................      36
2.07   Mandatory Prepayments of Loans; Mandatory
       Commitment Reductions .......................      36
       (a)  Asset Dispositions .....................      36
       (b)  Mandatory Commitment Reductions ........      36
       (c)  General ................................      37
       (d)  Reduction of Commitment ................      37
2.08   Repayment ...................................      38
2.09   Interest ....................................      38
2.10   Fees ........................................      40
       (a)  Agency and Participation Fees ..........      40
       (b)  Commitment Fees. .......................      40
2.11   Computation of Fees and Interest ............      40
2.12   Payments by the Company .....................      41
2.13   Payments by the Banks to the Agent ..........      42
2.14   Sharing of Payments, Etc ....................      43

Section                                                 Page
                        ARTICLE III
          TAXES, YIELD PROTECTION AND ILLEGALITY ...      43

3.01   Taxes .......................................      43
3.02   Illegality ..................................      47
3.03   Increased Costs and Reduction of Return .....      47
3.04   Funding Losses ..............................      48
3.05   Inability to Determine Rates ................      49
3.06   Certificate of Bank .........................      49
3.07   Survival ....................................      49

                        ARTICLE IV
                   CONDITIONS PRECEDENT ............      50

4.01   Conditions of Initial Loans .................      50
       (a)  Credit Agreement .......................      50
       (b)  Resolutions; Incumbency ................      50
       (c)  Articles of Incorporation; By-laws;
            Partnership Documents and Good Standing       50
       (d)  Legal Opinion ..........................      51
       (e)  Payment of Fees ........................      51
       (f)  Certificate ............................      51
       (g)  Financial Statements ...................      52
       (h)  Credit Agreements ......................      52
       (i)  Other Documents ........................      52
4.02   Conditions to All Borrowings. ...............      52
       (a)  Notice of Borrowing or
            Continuation/Conversion ................      52
       (b)  Continuation of Representations and
            Warranties .............................      52
       (c)  No Existing Default ....................      53

                         ARTICLE V
              REPRESENTATIONS AND WARRANTIES .......      53

5.01   Corporate Existence and Power ...............      53
5.02   Authorization; No Contravention .............      54
5.03   Governmental Authorization ..................      54
5.04   Binding Effect ..............................      54
5.05   Litigation ..................................      54
5.06   No Default ..................................      55
5.07   ERISA Compliance ............................      55
5.08   Use of Proceeds; Margin Regulations .........      57
5.09   Title to Properties .........................      57
5.10   Taxes .......................................      57
5.11   Financial Condition .........................      58
5.12   Environmental Matters .......................      58
5.13   Regulated Entities ..........................      59
5.14   No Burdensome Restrictions ..................      59
5.15   Solvency ....................................      59
5.16   Labor Relations .............................      60

Section                                                 Page
5.17   Copyrights, Patents, Trademarks and Licenses,
       etc. ........................................      60
5.18   Subsidiaries ................................      60
5.19   Partnership Interests .......................      60
5.20   Broker's; Transaction Fees ..................      61
5.21   Insurance ...................................      61
5.22   Timber Harvest ..............................      61
5.23   Full Disclosure .............................      61

                        ARTICLE VI
                  AFFIRMATIVE COVENANTS ............      61

6.01   Financial Statements ........................      61
6.02   Certificates; Other Information .............      63
6.03   Notices .....................................      63
6.04   Preservation of Corporate Existence, Etc. ...      66
6.05   Maintenance of Property .....................      66
6.06   Insurance ...................................      66
6.07   Payment of Obligations ......................      66
6.08   Compliance with Laws ........................      67
6.09   Inspection of Property and Books and Records       67
6.10   Environmental Laws ..........................      67
6.11   Use of Proceeds .............................      68
6.12   Solvency ....................................      68

                        ARTICLE VII
                    NEGATIVE COVENANTS .............      68

7.01   Limitation on Liens .........................      68
7.02   Merger; Disposition of Assets ...............      70
7.03   Harvesting Restrictions .....................      74
7.04   Loans and Investments .......................      74
7.05   Limitation on Indebtedness ..................      76
7.06   Transactions with Affiliates ................      79
7.07   Use of Proceeds .............................      79
7.08   Sale of Stock and Debt of Subsidiaries ......      79
7.09   Certain Contracts ...........................      80
7.10   Joint Ventures ..............................      81
7.11   Compliance with ERISA .......................      81
7.12   Sale and Leaseback ..........................      81
7.13   Restricted Payments .........................      82
7.14   Change in Business ..........................      83
7.15   Issuance of Stock by Subsidiaries ...........      83
7.16   Amendments ..................................      83
7.17   Available Cash...............................      83

                       ARTICLE VIII
                    EVENTS OF DEFAULT ..............      84

8.01   Event of Default ............................      84
       (a)  Non-Payment ............................      84
       (b)  Representation or Warranty .............      84

Section                                                 Page
       (c)  Specific Defaults ......................      85
       (d)  Other Defaults .........................      85
       (e)  Cross-Default ..........................      85
       (f)  Insolvency; Voluntary Proceedings ......      85
       (g)  Involuntary Proceedings ................      85
       (h)  ERISA ..................................      86
       (i)  Monetary Judgments .....................      87
       (j)  Non-Monetary Judgments .................      87
       (k)  Montana Timberlands ....................      87
       (1)  Adverse Change .........................      87
8.02   Remedies ....................................      88
8.03   Rights Not Exclusive ........................      88

                        ARTICLE IX
                        THE AGENT ..................      88

9.01   Appointment and Authorization ...............      88
9.02   Delegation of Duties ........................      89
9.03   Liability of Agent ..........................      89
9.04   Reliance by Agent ...........................      89
9.05   Notice of Default ...........................      90
9.06   Credit Decision .............................      91
9.07   Indemnification .............................      91
9.08   Agent in Individual Capacity ................      92
9.09   Successor Agent .............................      93

                         ARTICLE X
                      MISCELLANEOUS ................      94

10.01  Amendments and Waivers ......................      94
10.02  Notices .....................................      95
10.03  No Waiver; Cumulative Remedies ..............      96
10.04  Costs and Expenses ..........................      96
10.05  Indemnity ...................................      97
10.06  Marshalling; Payments Set Aside .............      97
10.07  Successors and Assigns ......................      97
10.08  Assignments, Participations, etc ............      98
10.09  Set-off .....................................     101
10.10  Automatic Debits of Fees ....................     101
10.11  Notification of Addresses, Lending Offices,
       Etc. ........................................     101
10.12  Counterparts ................................     101
10.13  Severability ................................     102
10.14  No Third Parties Benefited ..................     102
10.15  Time ........................................     102
10.16  Governing Law and Jurisdiction ..............     102
10.17  Arbitration; Reference ......................     102
10.18  Entire Agreement ............................     103

SCHEDULES

Schedule 1.01      Corporate Investment Policy
Schedule 2.01      Commitments
Schedule 5.05      Litigation
Schedule 5.07      ERISA
Schedule 5.12      Environmental Matters
Schedule 5.18      Subsidiaries and Equity Investments
Schedule 7.01      Permitted Liens
Schedule 7.04      Permitted Investments


EXHIBITS

Exhibit A      Notice of Borrowing
Exhibit B      Notice of Conversion/Continuation
Exhibit C-1    Legal Opinion of Counsel for the Company
Exhibit C-2    Legal Opinion of Perkins Coie
Exhibit D      Compliance Certificate
Exhibit E      Form of Cash Collateral Account Agreement
Exhibit F      Form of Assignment and Acceptance

                                CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of October 28, 1993, among Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and Bank of America National Trust and Savings Association as agent for the Banks.

     WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

    1.01 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

         "Actual Percentage" means, at any date of determination, the percentage determined by dividing the aggregate outstanding principal balance of the Notes by the aggregate outstanding principal balance of all Qualified Debt, including the Notes.

         "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 5% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, no Bank shall be deemed an "Affiliate" of the Company or of any Subsidiary of the Company.

         Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent.

         "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent or such other address as the Agent may from time to time specify in accordance with
    Section 10.02.

         "Agent-Related Persons" means BofA and any successor agent arising under Section 9.09, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Aggregate Commitment" means the combined
    Commitments of the Banks, in the initial amount of two hundred seventy-five million dollars ($275,000,000), as such amount may be reduced from time to time pursuant to this Agreement.

         "Agreement" means this Credit Agreement, as amended from time to time in accordance with the terms hereof.

         "Applicable Margin" means

               (i)  with respect to Base Rate Loans, 0.000%;

              (ii)  with respect to CD Rate Loans, 1.250%;
                    and

             (iii)  with respect to Offshore Rate Loans,
                    1.125%.

         "Assignee" has the meaning specified in
    subsection 10.08(a).

         "Assignment and Acceptance" has the meaning specified in subsection 10.08(a).

         "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

         "Available Cash" means, with respect to any calendar quarter, (i) the sum of:

         (a)  the Company's net income (or net loss)
    (excluding gain on the sale of any Capital Asset) for such quarter,

         (b)  the amount of depletion, depreciation,
    amortization and other noncash charges utilized in determining net income of the Company for such quarter,

         (c) the amount of any reduction in reserves of the Company of the types referred to in clause (ii)(d) below,

         (d) proceeds received by the Company from the sale of Designated Acres, and

         (e) any Cash from Capital Transactions received by the Company during such quarter in specific contemplation that such Cash from Capital Transactions will be used to refund or refinance any payment of Indebtedness of the type specified in clause (ii)(a) below which was made in either of the two immediately preceding quarters, less (ii) the sum of:

         (a) all payments of principal on Indebtedness made by the Company in such quarter (excluding any payments of principal on Indebtedness made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters),

         (b) capital expenditures made by the Company during such quarter (excluding any capital expenditures for such quarter made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters, and capital expenditures which the General Partner reasonably anticipates will be financed with Cash from Capital Transactions within 90 days from the end of such quarter),

         (c) the amount of any capital expenditures made by the Company in a prior quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source within 90 days from the end of such quarter,

         (d) the amount of any reserves of the Company established during such quarter which are necessary or appropriate (1) to provide funds for the future payment of items of the types specified in clauses (ii)(a) and
    (ii)(b) above, (2) to provide additional working capital, (3) to provide funds for cash distributions with respect to any one or more of the next four quarters, or (4) to provide funds for the future payment of interest in an amount equal to the interest to be accrued in the next quarter,

         (e) the amount of any noncash items of income utilized in determining net income of the Company for such quarter,

         (f) the amount of any Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) made by the Company during such quarter pursuant to subsections 7.04(a), (h) or (i) (or in the case of any Subsidiary, Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) of similar type) to the extent not included in capital expenditures or payments on principal on Indebtedness made by the Company during such quarter (excluding any such Investments for such quarter made with Cash from Capital Transactions received by the Company during such quarter or, to the extent such Cash from Capital Transactions remains available, received by the Company during the four immediately preceding quarters, and Investments which the General Partner reasonably anticipates will be financed with Cash from Capital Transactions within 90 days from the end of such quarter), and

         (g) the amount of any Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) made by the Company in a prior quarter pursuant to subsections 7.04(a), (h) or (i) (or in the case of any Subsidiary, Investments (other than guarantees, contingent liabilities or endorsements, except to the extent payments are actually made under such guarantees, contingent liabilities or endorsements) of similar type) to the extent not included in capital expenditures made by the Company during such quarter which was anticipated would be financed from Cash from Capital Transactions but which have not been financed from such source within 90 days from the end of such quarter, provided, however, (1) net proceeds to the Company from the issuance of SPUs (as such term is defined in the Partnership Agreement) shall be deemed to be Available Cash, and shall be deemed to be received, for purposes of determining Available Cash, during the quarter in respect of which such SPUs are issued, even if such cash is received by the Company after the last day of such quarter, and (2) any disbursements made of the types described in clauses (ii)(a), (b), (c), (f) and (g) or reserves established, in accordance with clause (ii)(d), within 45 days after the end of any quarter as to which SPUs were purchased in respect of such quarter in accordance with the Distribution Support Agreement shall be deemed to be made or established, for purposes of determining Available Cash, within such quarter if the General Partner so determines, provided that the aggregate amount of such disbursements made or reserves established which are so determined as being made within such quarter shall not exceed the aggregate dollar amount of SPUs purchased in respect of such quarter.

         Notwithstanding the foregoing, "Available Cash" shall not take into account any reductions in reserves or disbursements made or reserves established after commencement of the dissolution and liquidation of the Company. In determining "Available Cash", (i) all items under clauses (i)(a), (b), (c), (d) and (e) above and all items under clauses (ii)(a), (b), (c), (d), (e), (f) and (g) above shall be calculated on a combined basis with any Subsidiary of the Company whose income is accounted for on a consolidated or combined basis with the Company and, in accordance therewith, "Available Cash" shall include a percentage of each such item of each such Subsidiary equal to the Company's percentage ownership interest in such Subsidiary, provided, however, that the items under clauses (i)(a), (b), (c),
    (d) and (e) above shall only be included in Available Cash to the extent that the General Partner determines such amount to be legally available for dividends or distributions to the Company by such Subsidiary;
    (ii) the amount of net income and the amount of depletion, depreciation, amortization and other noncash charges utilized in determining net income shall be determined, with respect to the Company, by the General Partner in accordance with generally accepted accounting principals and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in accordance with generally accepted accounting principles; (iii) the net income of any Subsidiary shall be determined on an after-tax basis;

    (iv) the amount of any reductions in, or additions to, reserves for purposes of clauses (i)(c) and (ii)(d) above shall be determined, with respect to the Company, by the General Partner in its reasonable good faith judgment and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in its reasonable good faith judgment; and
    (v) any determination of whether any capital expenditures or Investments are financed, or anticipated to be financed, with Cash from Capital Transactions for purposes of clause (ii)(b) or (ii)(f) above shall be made, with respect to the Company, by the General Partner in its reasonable good faith judgment and, with respect to any Subsidiary, by its Board of Directors (or by such other body or person which has the ultimate management authority of such Subsidiary) in its reasonable good faith judgment.

         "Bank" has the meaning specified in the
    introductory clause hereto.

         "Bankruptcy Code" means the Federal Bankruptcy
    Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

         "Base Rate" means, for any day, the higher of:

              (a)  the rate of interest in effect for such
         day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." It is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

              (b)  0.50% per annum above the latest Federal
         Funds Rate.

         Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

         "BofA" means Bank of America National Trust and
    Savings Association, a national banking association.

         "Board Foot" means a unit of measurement one foot square and one inch thick.

         "Borrowing" means a borrowing hereunder consisting of Loans made to the Company on the same day by the Banks pursuant to Article II.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

         "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other
    Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

         "Capital Asset" means any asset on the Company's or any Subsidiary's balance sheet, as the case may be, other than inventory, accounts receivable or any other current asset and assets disposed of in connection with normal retirements or replacements.

         "Capital Lease" has the meaning specified in the definition of "Capital Lease Obligations."

         "Capital Lease Obligations" means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease
    ("Capital Lease").

         "Capital Transaction" means (i) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Company, (ii) sales of equity interests by the Company (other than sales of SPUs) and (iii) sales or other voluntary or involuntary dispositions of any assets of the Company (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including receivables and accounts and (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the

    Company provided, that in determining Cash from Capital
    Transactions, items (i), (ii) and (iii) above shall include, with respect to each Subsidiary of the Company whose income is accounted for on a consolidated or combined basis with the Company, a percentage of each such item of such Subsidiary equal to the Company's percentage ownership interest in such Subsidiary.

         "Cash Collateral Account Agreement" means an agreement or agreements entered into between the Company and the Agent pursuant to subsection 7.02(i) substantially in the form of Exhibit E.

         "Cash from Capital Transactions" means at any date, such amounts of cash as are determined by the General
    Partner to be cash made available to the Company from or by reason of a Capital Transaction.

         "CD Rate" means, for each Interest Period in respect of CD Rate Loans comprising a part of the same
    Borrowing, the rate of interest (rounded upward to the nearest 1/100th of 1%) determined pursuant to the following formula:


    CD Rate = Certificate of Deposit Rate  +  Assessment
              ---------------------------        Rate
               1.00 - Reserve Percentage

         Where:

              "Assessment Rate" means for any day of any Interest Period for CD Rate Loans, the rate determined by the Agent as equal to the annual assessment rate in effect on such day that is payable to the FDIC by a member of the Bank
         Insurance Fund that is classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification within the meaning of 12 C.F.R.
         Section 327.3(d)) for insuring time deposits at offices of such member in the United States, or, in the event that the FDIC shall at any time hereafter cease to assess time deposits based upon such classifications or successor classifications, equal to the maximum annual assessment rate in effect on such day that is payable to the FDIC by commercial banks for insuring time deposits at offices of such banks in the United States.

              "Certificate of Deposit Rate" means for any Interest Period for CD Rate Loans the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the nearest 1/100th of 1%) of the rates notified to the Agent as the rates of interest bid by two or more certificate of deposit dealers of recognized standing selected by the Agent for the purchase at face value of dollar certificates of deposit issued by major United States banks, for a maturity comparable to such Interest Period and in the approximate amount of the CD Rate Loans to be made, at the time selected by the Agent on the first day of such Interest Period.

              "Reserve Percentage" means for any day for any Interest Period for CD Rate Loans the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%), as determined by the Agent, in effect on such day (including any ordinary, marginal, emergency, supplemental, special and other reserve percentages) prescribed by the Federal Reserve Board for determining the reserves to be maintained by member banks of the Federal Reserve System with deposits exceeding $1,000,000,000 for new non-personal time deposits for a period comparable to such Interest Period and in an amount of $100,000 or more. The CD Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

         "CD Rate Loan" means a Loan that bears interest based on the CD Rate.

         "CERCLA" has the meaning specified in the definition of "Environmental Laws."

         "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Banks.

         "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

         "Columbia River Unit" means those certain approximately 63,000 acres located in southwest
    Washington and generally referred to on the date hereof as the Company's "Columbia River Unit."

         "Commitment", with respect to each Bank, has the meaning specified in Section 2.01.

         "Commitment Percentage" means, as to any Bank, the percentage equivalent of such Bank's Commitment divided by the Aggregate Commitment.

         "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

         "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

         "Conversion Date" means any date on which the Company converts a Base Rate Loan to an Offshore Rate
    Loan or a CD Rate Loan; a CD Rate Loan to an Offshore
    Rate Loan or a Base Rate Loan; or an Offshore Rate Loan to a CD Rate Loan or a Base Rate Loan.

         "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         "Designated Acres" means up to an aggregate of 200,000 acres owned by the Company which (based on the good faith determination of the Responsible Representatives that such acres have at the time such determination is made a higher value as recreational, residential, grazing or agricultural property than for timber production) may be reasonably designated by the General Partner at the time of the sale thereof as constituting Designated Acres (such aggregate number of acres to be determined over the term of existence of the Note Agreements).

         "Designated Immaterial Subsidiary" means any entity which would otherwise be a Restricted Subsidiary and which at any time is designated by the Company as a Designated Immaterial Subsidiary, provided that no such designation of any entity as a Designated Immaterial Subsidiary shall be effective unless (i) at the time of such designation, such entity does not own any shares of stock or Indebtedness of any Restricted Subsidiary which is not simultaneously being designated as a Designated Immaterial Subsidiary, (ii) immediately after giving effect to such designation, (a) the Company could incur at least $1 of additional Funded Debt pursuant to subsection 7.05(j), and (b) no condition or event shall exist which constitutes an Event of Default or Material Default, (iii) the Company is permitted to make the Investment in such entity resulting from such designation pursuant to, and within the limitations specified in, subsection 7.04(i), treating the aggregate book value (including equity in retained earnings) of the Investments of the Company and its Subsidiaries in such entity immediately prior to such designation as the cost of such Investment, and provided, further, that if at any time all Designated Immaterial Subsidiaries on a combined basis would be a "significant subsidiary" (assuming the Company is the registrant) within the meaning of Regulation S-X (17 CFR Part 210) the Company shall designate one or more Designated Immaterial Subsidiaries which are directly owned by the Company and its Restricted Subsidiaries as Restricted Subsidiaries such that the condition in this proviso is no longer applicable and the entities so designated shall no longer be Designated Immaterial Subsidiaries. Any entity which has been designated a Designated Immaterial Subsidiary shall not thereafter become a Restricted Subsidiary except pursuant to a designation required by the last proviso in the preceding sentence, and any Designated Immaterial Subsidiary which has been designated a Restricted Subsidiary pursuant to the last proviso of the preceding sentence shall not thereafter be redesignated as a Designated Immaterial Subsidiary.

         "Designated Repurchases" means and includes purchases, redemptions or other acquisitions, in each case at a price not to exceed fair market value, of the publicly traded limited partnership interests in the Company, which are retired by the Company within six months of such purchase, redemption or other acquisition.

         "Desired Percentage" means thirty-eight percent (38%), the percentage determined by dividing the aggregate outstanding principal balance of the Notes on September 1, 1993 by the aggregate outstanding principal balance of all Qualified Debt outstanding upon the drawdown of the Loans.

         "Distribution Support Agreement" means the
    Distribution Support Agreement, dated as of June 8, 1989 between the Company and Burlington Resources Inc.

         "Dollars", "dollars" and "$" each mean lawful money of the United States.

         "Domestic Lending Office" means, with respect to each Bank, the office of that Bank designated as such in the signature pages hereto or such other office of the Bank as it may from time to time specify to the Company and the Agent.

         "DPI Borrower" has the meaning specified in
    Section 9.08.

         "EBITDA" means, for any period, for the Company and its Subsidiaries on a combined basis, determined in accordance with GAAP, the sum of (a) the net income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) all adjustments arising by virtue of the conversion from average cost accounting to a LIFO basis with respect to inventory to the extent included in the determination of such net income, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss); provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

         "Effective Date" means the later to occur of the Closing Date or November 1, 1993.

         "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

         "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by such person, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety, land use, conservation, and timber harvesting matters; including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

         "ERISA" means the Employee Retirement Income
    Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

         "ERISA Affiliate" means any trade or business
    (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or 414(c) of the Code.

         "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan;
    (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA);
    (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Company or any ERISA Affiliate to make required contributions to a Qualified Plan or Multiemployer Plan;
    (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company may be directly or indirectly liable.

         "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

         "Event of Default" means any of the events or circumstances specified in Section 8.01.

         "Event of Loss" means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

         "Exchange Act" means the Securities and Exchange
    Act of 1934, as amended, and regulations promulgated thereunder.

         "Facilities Subsidiary" means, collectively, Plum
    Creek Manufacturing, L.P., a Delaware limited partnership, and Plum Creek Marketing, Inc., a Delaware corporation,

         "Facilities Subsidiary's Facility" means any facility pursuant to which the Facilities Subsidiary may incur Indebtedness for purposes of making capital improvements, additions to, or expansions of, property, plant and equipment of the Facilities Subsidiary or its Subsidiaries.

         "Facilities Subsidiary's Revolving Credit Facility" means any facility pursuant to which the Facilities Subsidiary may obtain revolving credit, take-down credit, the issuance of standby and payment letters of credit and backup for the issuance of commercial paper.

         "FDIC" means the Federal Deposit Insurance
    Corporation, or any entity succeeding to any of its principal functions.

         "Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         "Federal Reserve Board" means the Board of
    Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

         "Form 1001" has the meaning specified in subsection 3.01(f).

         "Form 4224" has the meaning specified in subsection 3.01(f).

         "Funded Debt" means, without duplication, any Indebtedness payable more than one year from the date of the creation thereof.

         "Funds Flow" means, for any period, (a) EBITDA for the period less (b) the sum of (i) taxes paid in cash during the period by the Company and its combined
    Subsidiaries that are not already excluded in the calculation of EBITDA, plus (ii) capital expenditures of the Company and its combined Subsidiaries for the period.

         "Funds Flow Ratio" means, as of the date of determination, the ratio of (a) Funds Flow to
    (b) combined Indebtedness of the Company and its Subsidiaries.

         "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

         "General Partner" means Plum Creek Management
    Company, L.P., a Delaware limited partnership, the managing general partner of the Company, and any successor managing general partner of the Company.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "GP Borrower" has the meaning specified in
    Section 9.08.

         "Guarantee" means the guarantee in paragraph 7 of the Mortgage Note Agreements.

         "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

         "Indebtedness" of any Person means, as of any date of determination, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services,
    (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds, banker's acceptances and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized, (e) lease obligations of such Person under leases which have a term (including any option to renew exercisable at the discretion of the lessee thereunder) longer than 10 years or under leases under which the lessor, pursuant to an agreement with such Person, has acquired the property specifically for the purpose of leasing it to such Person, (f) obligations payable out of the proceeds of production from property of such Person, even though such Person has not assumed or become liable for the payment thereof, (g) all net obligations with respect to Rate Contracts, and (h) any obligations of any other Person of the type described in the above clauses (a) through (g), inclusive, which are guaranteed or in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any property, securities, products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof or to otherwise assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any obligations of the type described in clause (h) of this definition shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such obligation is made or, if not stated or if not determinable, the maximum reasonably anticipated liability in respect thereof.
    The amount of any obligations of the type described in clause (g) of this definition shall be marked to market on a current basis in accordance with GAAP.

         "Indemnified Person" has the meaning specified in subsection 10.05.

         "Indemnified Liabilities" has the meaning specified in subsection 10.05.

         "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case
    (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

         "Interest Payment Date" means, with respect to any CD Rate Loan or Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to Base Rate Loans, the last Business Day of each calendar quarter and each date a Base Rate Loan is converted into an Offshore Rate Loan or a CD Rate Loan, provided, however, that if any Interest Period for a CD Rate Loan or Offshore Rate Loan exceeds 90 days or three months, respectively, the date which falls 90 days or three months (as the case may be) after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date.

         "Interest Period" means, (a) with respect to any Offshore Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to the Offshore Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; and (b) with respect to any CD Rate Loan, the period commencing on the Business Day the CD Rate Loan is disbursed or continued or on the Conversion Date on which a Loan is converted to the CD Rate Loan and ending 30, 60, 90 or 180 days thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

    provided that:

               (i)  if any Interest Period pertaining to an
         Offshore Rate Loan or CD Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

              (ii)  any Interest Period pertaining to an
         Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

             (iii)  no Interest Period for any Loan shall
         extend beyond the Maturity Date.

         "Investment Policy" means the Corporate Investment
    Policy of the Company, as it existed on April 5, 1993 and as attached hereto as Schedule 1.01 (without giving effect to any later amendments thereto).

         "Investments" has the meaning specified in
    Section 7.04.

         "Joint Venture" means a partnership, joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Restricted Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

         "Lending Office" means, with respect to any Bank, the office or offices of the Bank specified as its "Lending Office" or "Domestic Lending Office" or
    "Offshore Lending Office", as the case may be, opposite its name on the applicable signature page hereto, or such other office or offices of the Bank as it may from time to time notify the Company and the Agent.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien, preference or priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Loan" means an extension of credit by a Bank to the Company pursuant to Article II, and may be a Base
    Rate Loan, CD Rate Loan or an Offshore Rate Loan.

         "Loan Documents" means this Agreement and all documents delivered to the Agent pursuant to this Agreement.

         "Majority Banks" means at any time Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least
    66-2/3% of the Commitments.

         "Mandatory Commitment Reduction" has the meaning specified in Section 2.07.

         "Mandatory Commitment Reduction Date" has the meaning specified in Section 2.07.

         "Margin Reduction Discount" has the meaning specified in Section 2.09.

         "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal
    Reserve Board.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, condition
    (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole or as to any Restricted Subsidiary; (b) a material impairment of the ability of the Company to perform under any Loan

    Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

         "Material Default" means any continuing Default as to which a written notice of such Default (which notice has not been rescinded) shall have been received by the Company or the General Partner from the Agent or any Bank, or any continuing Event of Default.

         "Maturity Date" means November 1, 2001.

         "Maximum Pro Forma Annual Interest Charges" means, as of any date, the highest total amount payable during any period of four consecutive fiscal quarters, commencing with the fiscal quarter in which such date occurs and ending with the fiscal quarter in which the Maturity Date occurs, by the Company and its Restricted Subsidiaries on a combined basis, after eliminating all intercompany transactions, in respect of interest charges ((a) including amortization of debt discount and expense and imputed interest on Capital Lease Obligations and on other obligations included in Indebtedness which do not have stated interest,
    (b) assuming, in the case of fluctuating interest rates which cannot be determined in advance, that the rate in effect on such date will remain in effect throughout such period, and (c) treating the principal amount of all Indebtedness outstanding as of such date under a revolving credit or similar agreement as maturing and becoming due and payable on the scheduled maturity date thereof, without regard to any provision permitting such maturity date to be extended) on all Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date (excluding the Guarantee and the guarantees of the Facilities Subsidiary's Facility and the Facilities Subsidiary's Revolving Credit Facility but including, to the extent not already included, all other Indebtedness outstanding on such date which is guaranteed or in effect guaranteed by the Company or any Restricted Subsidiaries), after giving effect to any Indebtedness proposed to be created on such date and to the concurrent retirement of any other Indebtedness.

         "MMBF" means one million Board Feet.

         "Montana Timberlands" means those certain approximately 870,000 acres of timberlands located in Montana together with certain personal properties, owned by Champion International Corporation, and to be acquired by the Company.

         "Mortgage Note Agreements" means the Note
    Agreements, dated as of May 31, 1989, providing for the issuance and sale by the Facilities Subsidiary of its 11 1/8% First Mortgage Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (a) those certain Mortgage Note Agreement Amendment, Consent and Waivers dated as of January 1, 1991,
    (b) that certain letter agreement dated April 22, 1993, and (c) that certain Mortgage Note Agreement Amendment dated as of September 1, 1993.

         "Mortgage Notes" means the 11 1/8% First Mortgage
    Notes of the Facilities Subsidiary issued and sold pursuant to the Mortgage Note Agreements.

         "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

         "Net Proceeds" means proceeds in cash as and when received by the Person making a sale of Property, net of: (a) the direct costs relating to such sale excluding amounts payable to the Company or any Affiliate of the Company, (b) sale, use or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such disposition.

         "Notes" means those certain senior promissory notes in the aggregate principal amount of $165,000,000 issued and pursuant to the Note Agreements.

         "Note Agreements" means those certain Note
    Agreements dated as of May 31, 1989, providing for the issuance and sale by the Company of the Notes to the purchasers listed in the schedule of purchasers attached thereto, as amended by (a) those certain Senior Note Agreement Amendment, Consent and Waivers dated as of January 1, 1991, (b) that certain letter agreement dated April 22, 1993, and (c) that certain Senior Note Agreement Amendment dated as of September 1, 1993.

         "Notice of Borrowing" means a notice given by the Company to the Agent pursuant to Section 2.03, in substantially the form of Exhibit A.

         "Notice of Conversion/Continuation" means a notice given by the Company to the Agent pursuant to
    Section 2.04, in substantially the form of Exhibit B.

         "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

         "Obligations" means all Loans, and other
    Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company to any Bank, the Agent, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

         "Offshore Lending Office" means with respect to each Bank, the office of such Bank designated as such in the signature pages hereto or such other office of such Bank as such Bank may from time to time specify to the Company and the Agent.

         "Offshore Rate" means, for each Interest Period in respect of Offshore Rate Loans comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

    Offshore Rate =                 IBOR
                    ------------------------------------
                    1.00 - Eurodollar Reserve Percentage

    Where,

              "Eurodollar Reserve Percentage" means for any day for any Interest Period the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect for such day under regulations issued from time to time by the Federal Reserve Board for determining the reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as

         "Eurocurrency liabilities") having a term comparable to such Interest Period; and

              "IBOR" means the rate of interest per annum determined by the Agent as the rate at which dollar deposits in the approximate amount of BofA's Offshore Rate Loan and having a maturity comparable to such Interest Period would be offered by BofA's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore dollar interbank market upon request of such banks at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

              The Offshore Rate shall be adjusted
         automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

         "Operating Lease" means, as applied to any Person, any lease of Property which is not a Capital Lease.

         "Ordinary Course of Business" means, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

         "Organization Documents" means, for any
    corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; and, for any limited partnership, the certificate of limited partnership, the limited partnership agreement, and all applicable partnership resolutions.

         "Other Taxes" has the meaning specified in subsection 3.01(b).

         "Participant" has the meaning specified in subsection 10.08(d).

         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the
    Company, as in effect on the Closing Date, and as the same may, from time to time, be amended, modified or supplemented in accordance with the terms thereof.

         "Partner Entities" means the General Partner, the
    PCMC General Partner and the PC Advisory General
    Partner.

         "PBGC" means the Pension Benefit Guaranty
    Corporation or any entity succeeding to any of its principal functions under ERISA.

         "PC Advisory General Partner" means PC Advisory
    Corp. I, a Delaware corporation, the managing general partner of the PCMC General Partner, and any successor managing general partner of the PCMC General Partner.

         "PCMC General Partner" means PC Advisory Partners
    I, L.P., a Delaware limited partnership, the managing general partner of the General Partner, and any successor managing general partner of the General
    Partner.

         "Permitted Business" means any business engaged in by the Company or the Facilities Subsidiary on the Closing Date, and any business substantially similar or related to any such business, which shall not include pulp or paper manufacturing.

         "Permitted Liens" has the meaning specified in
    Section 7.01.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or
    Governmental Authority.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions, and includes any Multiemployer Plan or Qualified Plan.

         "Pro Forma Free Cash Flow" as of any date means
    (i) net income of the Company and its Restricted
    Subsidiaries on a pro forma combined basis (excluding
    (a) gain on the sale of any Capital Asset, (b) non-cash items of income, and (c) any distributions or other income received from, or equity of the Company or any Restricted Subsidiary in the earnings of, any entity which is not a Restricted Subsidiary) for the period of four consecutive fiscal quarters immediately prior to such date determined in accordance with GAAP plus depreciation, depletion, amortization and other noncash charges, interest expense on Indebtedness and provision for income taxes, minus (ii) capital expenditures made by the Company and its Restricted Subsidiaries during such period of four consecutive fiscal quarters to maintain their respective operations.

         "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

         "Qualified Debt" means, as to the Company, as of any date of determination, without duplication, all outstanding indebtedness of the Company for borrowed money, including, without limitation, Indebtedness represented by the Notes and this Agreement.

         "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any ERISA Affiliate sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

         "Rate Contracts" means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

         "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in
    Section 4062(e) of ERISA.

         "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

         "Responsible Officer" means the chief executive officer, the president or any vice president of the General Partner, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the General Partner, or any other officer having substantially the same authority and responsibility.

         "Responsible Representatives" means (a) in the case of any transaction in which the value of any assets disposed of or received have a value of less than $5,000,000 or in which payments made are less than $5,000,000, the chief executive officer, chief financial officer or chief operating officer of the Company, and
    (b) in the case of any other transaction, the Board of Directors of the PC Advisory General Partner.

         "Restricted Payment" means (a) any payment or other distribution, direct or indirect, in respect of any partnership interest in the Company, except a distribution payable solely in additional partnership interests in the Company, and (b) any payment, direct or indirect, on account of the redemption, retirement, purchase or other acquisition of any partnership interest in the Company including, without limitation, any Designated Repurchases; or, if the Company is at any time reorganized as or changed (by merger, sale of assets or otherwise) into a corporation, (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of stock of the Company, and
    (ii) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of the Company, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares, except to the extent that the consideration therefor consists of shares of stock of the Company.

         "Restricted Subsidiary" means any Wholly-Owned
    Subsidiary other than (a) any Designated Immaterial
    Subsidiary and (b) the Facilities Subsidiary or any Subsidiary directly or indirectly owned by the Facilities Subsidiary, provided that after the Mortgage
    Notes shall have been paid in full and retired, the

    Facilities Subsidiary and its Subsidiaries shall become and be Restricted Subsidiaries.

         "Revolving Credit Facility" means any facility pursuant to which the Company may obtain revolving credit, take-down credit, the issuance of standby and payment letters of credit and back-up for the issuance of commercial paper, other than that established pursuant to this Agreement.

         "Revolving Termination Date" means the earlier to occur of:

              (a)  the Maturity Date; and

              (b)  the date on which the Aggregate
         Commitment shall terminate in accordance with the provisions of this Agreement.

         "SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

         "Solvent" means, as to any Person at any time, that
    (a) the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

         "SPUs" has the meaning specified in the Partnership
    Agreement.

         "Subsidiary" of a Person means any corporation, partnership or other entity a majority of (i) the total combined voting power of all classes of Voting Stock of which or (ii) the outstanding equity interests of which shall, at the time of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

         "Taxes" has the meaning specified in
    subsection 3.01(a).

         "Timber" means standing trees not yet harvested.

         "Timberlands" means the timberlands owned by the Company as of the Closing Date and any timberlands acquired by the Company or any Subsidiary after the Closing Date.

         "Transferee" has the meaning specified in subsection 10.08(e).

         "UCC" means the Uniform Commercial Code as in effect in the State of California.

         "Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

         "United States" and "U.S." each means the United
    States of America.

         "Voting Stock" means, with respect to any corporation or other entity, any shares of stock or other ownership interests of such corporation or entity whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or to manage any such other entity
    (irrespective of whether at the time stock or ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "Western Europe" means Austria, Belgium, Denmark,
    Finland, France, Great Britain, Greece, Iceland,
    Ireland, Italy, the Netherlands, Norway, Portugal,
    Spain, Sweden, Switzerland and Germany.

         "Wholly-Owned Subsidiary" means any Subsidiary organized under the laws of any state of the United States which conducts the major portion of its business in the United States, and all of the stock or other ownership interests of every class of which, except director's qualifying shares, and except in the case of the Facilities Subsidiary not more than 5% of the outstanding Voting Stock shall, at the time as of which any determination is being made, be owned by the Company either directly or through Wholly-Owned Subsidiaries.

         "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

    1.02  Other Interpretive Provisions.

         (a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

         (b)  The Agreement.  The words "hereof", "herein",
"hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

         (c)  Certain Common Terms.

               (i)  The term "documents" includes any and
    all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

              (ii) The term "including" is not limiting and means "including without limitation."

         (d) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including".

If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

         (e)  Contracts.  Unless otherwise expressly
provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

         (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

         (g) Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

         (h) Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

         (i) Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, the Company and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in the preparation of such documents and agreements.

    1.03  Accounting Principles.

         (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

         (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                   ARTICLE II

                                  THE CREDITS

    2.01 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make loans to the Company from time to time on any Business Day during the period from the Effective Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the Bank's name in Schedule 2.01 under the heading "Commitment" (such amount as the same may be reduced pursuant to Section 2.05 or Section 2.07), or as a result of one or more assignments pursuant to Section 10.08, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing of Loans, the aggregate principal amount of all outstanding Loans shall not exceed the Aggregate Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay pursuant to Section 2.06 and reborrow pursuant to this Section 2.01.

    2.02 Loan Accounts. The Loans made by each Bank shall be evidenced by one or more loan accounts maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

    2.03  Procedure for Borrowing.

         (a)  Each Borrowing shall be made upon the
Company's irrevocable written notice delivered to the Agent in accordance with Section 10.02 in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing date, in the case of Offshore Rate Loans; (ii) three Business Days prior to the requested Borrowing date, in the case of CD Rate Loans, and
(iii) on the requested Borrowing date, in the case of Base
Rate Loans, specifying:

                   (A)  the amount of the Borrowing, which
         shall be in an aggregate minimum principal amount of five million dollars ($5,000,000) or any multiple of one million dollars ($1,000,000) in excess thereof;

                   (B)  the requested Borrowing date, which
         shall be a Business Day;

                   (C)  whether the Borrowing is to be
         comprised of Offshore Rate Loans, CD Rate Loans or
         Base Rate Loans;

                   (D)  the duration of the Interest Period
         applicable to such Loans included in such notice.
         If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprised of CD Rate Loans or Offshore
         Rate Loans, such Interest Period shall be 90 days or three months, respectively.

         (b) Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Commitment Percentage of the Borrowing.

         (c)  Each Bank will make the amount of its
Commitment Percentage of the Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 12:00 noon (San Francisco time) on the Borrowing date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

         (d) Unless the Majority Banks shall otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan be made as, or converted into or continued as, an Offshore Rate Loan or a CD Rate Loan.

         (e) After giving effect to any Borrowing, there shall not be more than five different Interest Periods in effect.

    2.04  Conversion and Continuation Elections.

         (a) The Company may upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

               (i)  elect to convert on any Business Day,
    any Base Rate Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Offshore
    Rate Loans or CD Rate Loans or;

              (ii)  elect to convert on the last day of the
    applicable Interest Period any Offshore Rate Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into CD Rate Loans or Base Rate Loans;

             (iii) elect to convert on the last day of the applicable Interest Period any CD Rate Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Offshore Rate Loans or Base Rate Loans; or

              (iv)  elect to renew on the last day of the
    applicable Interest Period any Offshore Rate Loans or CD
    Rate Loans having Interest Periods maturing on such day
    (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if the aggregate amount of CD Rate Loans or Offshore Rate Loans in respect of any Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such CD Rate Loans or Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans or CD Rate Loans, as the case may be, shall terminate.

         (b) The Company shall deliver a Notice of Conversion/ Continuation in accordance with Section 10.02 to be received by the Agent not later than 9:00 a.m. (San Francisco time) (i) at least three Business Days in advance of the Conversion Date or continuation date, if the Loans are to be converted into or continued as Offshore Rate Loans; (ii) at least three Business Days in advance of the Conversion Date or continuation date, if the Loans are to be converted into or continued as CD Rate Loans; and (iii) on the Conversion Date, if the Loans are to be converted into Base Rate Loans, specifying:

                   (A)  the proposed Conversion Date or
         continuation date;

                   (B)  the aggregate amount of Loans to be
         converted or renewed;

                   (C)  the nature of the proposed
         conversion or continuation; and

                   (D)  the duration of the requested
         Interest Period.

         (c) If upon the expiration of any Interest Period applicable to CD Rate Loans or Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such CD Rate Loans or Offshore Rate Loans, as the case may be, or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert such CD Rate Loans or Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

         (d)  Upon receipt of a Notice of Conversion/
Continuation, the Agent will promptly notify each Bank thereof, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

         (e) Unless the Majority Banks shall otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan or a CD Rate
Loan.

         (f) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than five different Interest Periods in effect.

    2.05 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Aggregate Commitments or permanently reduce the Aggregate Commitment by an aggregate minimum amount of $5,000,000 or any multiple of $5,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the then outstanding principal amount of the Loans would exceed the amount of the Aggregate Commitment then in effect and, provided, further, that once reduced in accordance with this Section 2.05, the Aggregate

Commitment may not be increased. Any reduction of the Aggregate Commitment shall be applied to each Bank's
Commitment in accordance with such Bank's Commitment
Percentage. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

    2.06 Optional Prepayments. Subject to Section 3.04, the Company may, at any time or from time to time, upon at least three Business Days' notice to the Agent, ratably prepay Loans in whole or in part, in amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans, CD Rate Loans or Offshore Rate Loans, or any combination thereof. Such notice shall not thereafter be revocable by the Company and the Agent will promptly notify each Bank thereof and of such Bank's Commitment Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

    2.07  Mandatory Prepayments of Loans; Mandatory
Commitment Reductions.

         (a) Asset Dispositions. If the Company or any of its Restricted Subsidiaries shall at any time or from time to time make or agree to make a sale of Properties permitted by subsection 7.02(i) or 7.02(j), or harvest excess Timber permitted by Section 7.03, then (i) the Net Proceeds of such sale shall either be paid by the Company as a prepayment of Loans or reinvested in accordance with the provisions of subsection 7.02(i), (ii) the Net Proceeds of such sale shall either be paid pro-rata by the Company as a prepayment of Loans or reinvested in accordance with the provisions of subsection 7.02(j), or (iii) the Net Proceeds from such excess harvest shall either be paid pro-rata by the Company as a prepayment of Loans or reinvested in accordance with the provisions of subsection 7.03, each as applicable.

         (b)  Mandatory Commitment Reductions.

               (i)  The Aggregate Commitment shall be
    reduced by equal decrements of $13,750,000 each (such amount, as the same may be reduced pursuant to clause (ii) of this subsection, the "Mandatory
    Commitment Reduction"), commencing on the last day of the six month period commencing on the Effective Date and on the last day of each successive six month period thereafter until the Revolving Termination Date. On each such day (each, a "Mandatory Commitment Reduction
    Date"), the Company shall prepay Loans in an amount equal to the excess of (x) the aggregate principal amount of all outstanding Loans, over (y) the Aggregate
    Commitment after giving effect to the Mandatory
    Commitment Reduction on such Mandatory Commitment
    Reduction Date.

              (ii)  Upon any reduction in the Aggregate
    Commitment pursuant to Section 2.05 or clause (i) of subsection 2.07(d), there shall be no decrease in the Mandatory Commitment Reduction, unless and until the Aggregate Commitment is or has been reduced by a cumulative amount (pursuant to Section 2.05, clause (i) of subsection 2.07(d), or this subsection 2.07(b)) such that the remaining Mandatory Commitment Reductions would decrease the Aggregate Commitment to zero as of or prior to the Maturity Date. Once the Aggregate Commitment has been so decreased to zero, on any reduction in the Aggregate Commitment pursuant to Section 2.05 or clause (i) of subsection 2.07(d), each remaining Mandatory Commitment Reduction shall be adjusted pro-rata to equal an amount which would reduce the Aggregate Commitment to zero as of the Maturity Date based on the remaining semi-annual reduction periods.

         (c)  General.  Any prepayments pursuant to this
Section 2.07 shall be applied first to any Base Rate Loans then outstanding and then to CD Rate Loans and Offshore Rate Loans with the shortest Interest Periods remaining. The Company shall pay, together with each prepayment under this
Section 2.07, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.04.

         (d) Reduction of Commitment. Upon (i) the making of any mandatory prepayment under subsection 2.07(a), and
(ii) each Mandatory Commitment Reduction Date, the Commitment of each Bank shall automatically be reduced by an amount equal to such Bank's ratable share of the aggregate of principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder, or of the Mandatory Commitment Reduction, as the case may be. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

    2.08 Repayment. The Company shall repay to the Banks in full on the Revolving Termination Date the aggregate principal amount of the Loans outstanding on the Revolving
Termination Date.

    2.09  Interest.

         (a) Subject to subsection 2.09(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the CD Rate, the Offshore Rate or the Base Rate, as the case may be, plus the Applicable Margin, as the same may be adjusted pursuant to the provisions of subsection 2.09(b).

         (b) The Applicable Margin for Offshore Rate Loans and CD Rate Loans shall be adjusted by deducting therefrom the applicable Margin Reduction Discount, if any. The applicable "Margin Reduction Discount" shall be determined as of the end of each fiscal quarter and shall be effective on the third Business Day after the Agent shall have received from the Company the financial reports required to be delivered pursuant to the provisions of subsection 6.01(c) and the certificate required to be delivered pursuant to the provisions of subsection 6.02(b) for such fiscal quarter (each such date, a "margin determination date"). If any such financial reports and certificate are delivered to the Agent after the date required in subsections 6.01(c) and 6.02(b) and such financial reports and certificate shall give rise to a reduction in the applicable Margin Reduction Discount, then the Company shall pay on the date of delivery of such financial reports and certificate, an amount sufficient to compensate the Banks for the Company's failure to deliver the financial report and certificate on a timely basis. The Margin Reduction Discount shall mean the percentage, if any, specified below opposite the Funds Flow Ratio (which shall be calculated as of the end of the fiscal quarter immediately preceding the margin determination date for the 12 months ended on such fiscal quarter) in effect on the last margin determination date; provided, however, that as long as any Default or Event of Default exists no Margin Reduction Discount shall be effective or remain in effect (and the Offshore Rate Loans and CD Rate Loans shall bear interest without any reduction of the Applicable Margin from the date of the Default or Event of Default until the same has been cured):

       Funds Flow Ratio              Margin Reduction
   at End of Fiscal Quarter              Discount
   ------------------------      ------------------------
                                 Offshore Rate    CD Rate
                                     Loans         Loans
                                     -----         -----
Less than 40.00%                     0.00%         0.00%

Greater than or equal to             0.25%         0.25%
40.00% and less than 50.00%

Greater than or equal to             0.375%        0.375%
50.00%

Subject to the proviso of the preceding paragraph, the applicable Margin Reduction Discount shall remain in effect so long as such Funds Flow Ratio is applicable; provided, however, that if, as of the day of delivery of any report delivered pursuant to subsection 6.01(c) and certificate delivered pursuant to subsection 6.02(b), such Margin
Reduction Discount shall cease to be effective, the applicable Margin Reduction Discount, if any, shall be readjusted on the third day after delivery of such report and certificate.

         (c) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans pursuant to
Section 2.06 and 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand.

         (d) While any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans due and unpaid, at a rate per annum equal to the Base Rate plus 2%.

         (e)  Anything herein to the contrary
notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

    2.10  Fees.

         (a) Agency and Participation Fees. The Company shall pay to BofA for BofA's own account fees in the amounts and at the times set forth in a letter agreement between the Company and BofA dated June 21, 1993 and the term sheet attached thereto. The Company shall pay to the Agent on the Closing Date for the account of each Bank a participation fee in an amount equal to the product of (i) 0.25% times
(ii) such Bank's Commitment as set forth in Schedule 2.01 hereof. The foregoing fees shall be non-refundable.

         (b) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to 0.25 % per annum. Such commitment fee shall accrue from the Effective Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first such day after this Agreement is executed by the Company through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments pursuant to Section 2.05 or
Section 2.07, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the next succeeding quarterly payment being calculated on the basis of the period from the reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

    2.11  Computation of Fees and Interest.

         (a)  All computations of interest payable in
respect of Base Rate Loans at all times as the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

         (b) The Agent will, with reasonable promptness, notify the Company and the Banks of each determination of an Offshore Rate or of a CD Rate; provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent. Any change in the interest rate on a Loan resulting from a change in the Applicable Margin, Reserve Percentage, Eurocurrency Reserve Percentage, or the Assessment Rate shall become effective as of the opening of business on the day on which such change in the Applicable Margin, Reserve Percentage, Eurocurrency Reserve Percentage, or the Assessment Rate becomes effective. The Agent will with reasonable promptness notify the Company and the Banks of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent.

         (c) Each determination of an interest rate by the Agent pursuant hereto shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

    2.12  Payments by the Company.

         (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim; shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Commitment Percentage (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 10:00 a.m. (San Francisco time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of "Interest Period" herein.

         (c) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full as and when required hereunder, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate as in effect for each such day.

    2.13  Payments by the Banks to the Agent.

         (a) Unless the Agent shall have received notice from a Bank on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one Business Day prior to the date of any proposed Borrowing, that such Bank will not make available to the Agent as and when required hereunder for the account of the Company the amount of that Bank's Commitment Percentage of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the next Business Day following the date of such Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection 2.13(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the date of such Borrowing, the Agent shall notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

         (b) The failure of any Bank to make any Loan on any date of borrowing shall not relieve any other Bank of any obligation hereunder to make a Loan on the date of such borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other
Bank on the date of any borrowing.

    2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's Commitment Percentage (according to the proportion of (i) the amount of such paying Bank's required repayment to
(ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this
Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.14 and will in each case notify the Banks following any such purchases or repayments.


                                  ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

    3.01  Taxes.

         (a) Subject to subsection 3.01(g), any and all payments by the Company to each Bank or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

         (b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

         (c) Subject to subsection 3.01(g), the Company shall indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.01) paid by the Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Bank or the Agent makes written demand therefor.

         (d) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then, subject to subsection 3.01(g):

               (i)  the sum payable shall be increased as
    necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

              (ii)  the Company shall make such deductions;
    and

             (iii)  the Company shall pay the full amount
    deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (e) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

         (f) Each Bank which is a foreign person (i.e., a person other than a United States person for United States
Federal income tax purposes) agrees that:

               (i) it shall, no later than the Closing Date (or, in the case of a Bank which becomes a party hereto pursuant to Section 10.08 after the Closing Date, the date upon which the Bank becomes a party hereto) deliver to the Company through the Agent two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"), or two accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

              (ii)  if at any time the Bank makes any
    changes necessitating a new Form 4224 or Form 1001, it shall with reasonable promptness deliver to the Company through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form 4224; or two accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

             (iii)  it shall, before or promptly after the
    occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent
    Form 4224 or Form 1001 previously delivered by such Bank, deliver to the Company through the Agent two accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Bank; and

              (iv) it shall, promptly upon the Company's or the Agent's reasonable request to that effect, deliver to the Company or the Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank's tax status for withholding purposes.

         (g) The Company will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 3.01(d) to any Bank for the account of any Lending Office of such Bank:

               (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under subsection 3.01(f) in respect of such Lending Office;

              (ii) if such Bank shall have delivered to the Company a Form 4224 in respect of such Lending Office pursuant to subsection 3.01(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

             (iii) if the Bank shall have delivered to the Company a Form 1001 in respect of such Lending Office pursuant to subsection 3.01(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

         (h) If, at any time, the Company requests any Bank to deliver any forms or other documentation pursuant to subsection 3.01(f)(iv), then the Company shall, on demand of such Bank through the Agent, reimburse such Bank for any costs and expenses (including Attorney Costs) reasonably incurred by such Bank in the preparation or delivery of such forms or other documentation.

         (i) If the Company is required to pay additional amounts to any Bank or the Agent pursuant to subsection 3.01(d), then such Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

    3.02  Illegality.

         (a)  If any Bank shall determine that the
introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, the obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank shall have notified the Agent and the Company that the circumstances giving rise to such determination no longer exists.

         (b) If a Bank shall determine that it is unlawful to maintain any Offshore Rate Loan, the Company shall prepay in full all Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.04.

    3.03  Increased Costs and Reduction of Return.

         (a) If any Bank shall determine that, due to either (i) the introduction of or any change after the date hereof (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the CD Rate or the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or CD Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand therefor by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

         (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation after the date hereof, (ii) any change in any Capital Adequacy Regulation after the date hereof, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof after the date hereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation; affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank (with a copy to the Agent), the Company shall upon demand pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

    3.04 Funding Losses. The Company agrees to reimburse each Bank and to hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

         (a) the failure of the Company to make any payment or mandatory prepayment of principal of any Offshore Rate
Loan or CD Rate Loan (including payments made after any acceleration thereof);

         (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

         (c)  the failure of the Company to make any
prepayment after the Company has given a notice in accordance with Section 2.06;

         (d)  the prepayment (including pursuant to
Section 2.07) of an Offshore Rate Loan or a CD Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

         (e)  the conversion pursuant to Section 2.04 of
(i) any Offshore Rate Loan to a CD Rate Loan or a Base Rate
Loan, or (ii) any CD Rate Loan to an Offshore Rate Loan or
Base Rate Loan, on a day that is not the last day of the respective Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or CD Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.

    3.05 Inability to Determine Rates. If the Majority Banks shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Offshore Rate or the CD Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or CD Rate Loan or that the Offshore Rate or the CD Rate applicable pursuant to subsection 2.09(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan or CD Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will forthwith give notice of such determination to the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain CD Rate Loans or Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of CD Rate Loans or Offshore Rate Loans, as the case may be.

    3.06 Certificate of Bank. Each Bank, if claiming reimbursement or compensation pursuant to this Article III, shall deliver to the Company, a certificate setting forth in reasonable detail the amount payable to such Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

    3.07 Survival. The covenants, agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

    4.01 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and, as to the items referenced in subsection 4.01(h) and (i), the Majority
Banks, and in sufficient copies for each Bank:

         (a) Credit Agreement. This Agreement executed by the Company, the Agent and each of the Banks;

         (b)  Resolutions; Incumbency.

               (i)  Copies of the resolutions of the board
    of directors of the PC Advisory General Partner, as general partner of the PCMC General Partner, as general partner of the General Partner, as general partner of the Company, approving and authorizing the execution, delivery and performance by such entities on behalf of the Company of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the PC Advisory General Partner; and

              (ii)  A certificate of the Secretary or
    Assistant Secretary of the PC Advisory General Partner certifying the names and true signatures of the duly authorized officers of the General Partner, as general partner of the Company, authorized to execute, deliver and perform, as applicable, this Agreement on behalf of the Company, and all other Loan Documents to be delivered hereunder;

         (c)  Articles of Incorporation; By-laws;
Partnership Documents and Good Standing. Each of the following documents:

               (i)  the partnership certificate of each of
    the Company, the General Partner, and the PCMC General Partner as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of formation of such entities as of a recent date and by the Secretary or Assistant Secretary of the PC Advisory General Partner as of the Closing Date, and the partnership agreement of each of the Company, the General Partner, and the PCMC General Partner as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the PC Advisory General Partner as of the Closing Date;

              (ii)  the articles or certificate of
    incorporation of the PC Advisory General Partner as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation of the PC Advisory General Partner as of a recent date and by the Secretary or Assistant Secretary of the PC Advisory General Partner as of the Closing Date, and the bylaws of the PC Advisory General Partner as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the PC Advisory General Partner as of the Closing Date; and

             (iii) a good standing certificate for each of the Company, the General Partner, the PCMC General Partner, and the PC Advisory General Partner from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation, as applicable and each state where the Company is qualified to do business as a foreign corporation or limited partnership, as applicable, as of a recent date, together with a bring down certificate by facsimile, dated the Closing Date;

         (d)  Legal Opinions.  An opinion of (i) James A.
Kraft, Vice President, Law and Corporate Affairs of the
Company and (ii) Perkins Coie, counsel to the Company, each addressed to the Agent and the Banks and substantially in the form of Exhibits C-1 and C-2, respectively;

         (e) Payment of Fees. The Company shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between the Company and BofA; including any such costs, fees and expenses arising under or referenced in Sections 2.10, 3.01 and 10.04;

         (f)  Certificate.  A certificate signed by a
Responsible Officer, dated as of the Closing Date, stating that:

               (i)  the representations and warranties
    contained in Article V are true and correct on and as of such date, as though made on and as of such date;

              (ii) no Default or Event of Default exists or would result from the initial Borrowing; and

             (iii)  there has occurred since December 31,
    1992, no event or circumstance that has resulted or could reasonably be expected to result in a Material
    Adverse Effect;

         (g) Financial Statements. A copy certified by the chief financial officer of the Company of the financial statements of the Company and its Subsidiaries referred to in Section 5.11;

         (h)  Credit Agreements.  Copies certified by a
Responsible Officer of (i) the Note Agreements, as amended
(ii) the Mortgage Note Agreements, as amended, and
(iii) that certain $15,000,000 Revolving Credit Agreement dated as of May 1, 1993 between the Company, ABN AMRO Bank
N.V., as agent, and the banks parties thereto, as amended;

         (i)  Other Documents.  Such other approvals,
opinions, documents or materials as the Agent or the Majority Bank may request.

    4.02 Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it hereunder
(including its initial Loan) or to continue or convert any Loan pursuant to Section 2.04 is subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation or conversion date:

         (a)  Notice of Borrowing or Continuation/
Conversion. The Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Continuation/Conversion, as applicable;

         (b)  Continuation of Representations and
Warranties. The representations and warranties made by the Company contained in Article V shall be true and correct on and as of such borrowing, continuation or conversion date with the same effect as if made on and as of such borrowing, continuation or conversion date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date); and

         (c)  No Existing Default.  No Default or Event of
Default shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing and Notice of Continuation/
Conversion submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice or application and as of the date of each Borrowing, continuation or conversion, as applicable, that the conditions in
Section 4.02 are satisfied.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants to the Agent and each Bank that:

    5.01  Corporate Existence and Power.

         (a) The Company, each of its Subsidiaries, and each of the Partner Entities:

               (i) is a limited partnership or corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

              (ii)  is duly qualified as a foreign
    partnership or corporation, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

             (iii)  is in compliance with all Requirements
    of Law except where failure to so comply would not reasonably be expected to have a Material Adverse
    Effect.

         (b) The Company and each of its Subsidiaries has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business; and the Company and each of the Partner Entities has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under, the Loan Documents.

    5.02 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement, and any other Loan Document to which the Company is party, have been duly authorized by all necessary corporate and partnership action on behalf of the PC Advisory General
Partner, as general partner of the PCMC General Partner, as general partner of the General Partner, as general partner of the Company, and by all necessary partnership action on behalf of the Company, and do not and will not:

         (a)  contravene the terms of the Organization
Documents of any of the Company or the Partner Entities;

         (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

         (c)  violate any Requirement of Law.

    5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company, the Partner Entities or any of their Subsidiaries of the Agreement or any other Loan Document.

    5.04 Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company and the Partner Entities, enforceable against the Company and the Partner Entities in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally or by equitable principles relating to enforceability.

    5.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company and the Partner Entities, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, the Partner Entities or their Subsidiaries or any of their respective Properties which:

         (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

         (b) have a reasonable probability of success on the merits and which, if determined adversely to the Company, the Partner Entities or their Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

    5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company, the Partner Entities, nor any of their Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing date, create an Event of Default under subsection 8.01(e).

    5.07  ERISA Compliance.

         (a) Schedule 5.07 lists all Plans and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans. All written descriptions thereof provided to the Agent are true and complete in all material respects.

         (b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan.

         (c)  Except as specifically disclosed in
Schedule 5.07, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Company nothing has occurred which would cause the loss of such qualification or tax-exempt status.

         (d)  Except as specifically disclosed in
Schedule 5.07, there is no outstanding liability under Title
IV of ERISA with respect to any Plan maintained or sponsored by the Company or any ERISA Affiliate, nor with respect to any Plan to which the Company or any ERISA Affiliate contributes or is obligated to contribute.

         (e)  Except as specifically disclosed in
Schedule 5.07, no Plan subject to Title IV of ERISA has any Unfunded Pension Liability.

         (f)  Except as specifically disclosed in
Schedule 5.07, no member of the Controlled Group has ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to any member of the Controlled Group, with life insurance or employee welfare plan benefits (within the meaning of section 3(1) of ERISA) following retirement or termination of employment. To the extent that any member of the Controlled Group has made any such representation, promise or contract, such member has expressly reserved the right to amend or terminate such life insurance or employee welfare plan benefits with respect to claims not yet incurred.

         (g) Members of the Controlled Group have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

         (h)  Except as specifically disclosed in
Schedule 5.07, no ERISA Event has occurred or, to the best knowledge of the Company is reasonably expected to occur with respect to any Plan.

         (i) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Company or its assets,
(ii) any member of the Controlled Group with respect to any Qualified Plan, or (iii) any fiduciary with respect to any Plan for which the Company may be directly or indirectly liable, through indemnification obligations or otherwise. This representation is not made with respect to any Multiemployer Plan.

         (j)  Except as specifically disclosed in
Schedule 5.07, neither the Company nor any ERISA Affiliate has incurred nor, to the best knowledge of the Company, reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under
Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of

ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.

         (k)  Except as specifically disclosed in
Schedule 5.07, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to a Person other than the Company or an ERISA Affiliate or otherwise engaged in a transaction that could be subject to
Section 4069 or 4212(c) of ERISA.

         (l) The Company has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would reasonably be expected to have a Material Adverse Effect.

    5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.11, and are intended to be and shall be used in compliance with
Section 7.07. Neither the Company, the Partner Entities, nor any of their Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

    5.09 Title to Properties. The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real
Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the Closing Date, the Property of the Company and its Subsidiaries is subject to no Liens, other than Permitted
Liens.

    5.10 Taxes. The Company, the Partner Entities and their Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Company, the Partner Entities or any of their Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

    5.11  Financial Condition.

         (a) The audited combined financial statements of financial condition of the Company and its Subsidiaries dated December 31, 1992, and the related combined statements of income and combined statement of cash flows for the fiscal year ended on that date:

               (i)  were prepared in accordance with GAAP
    consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

              (ii)  fairly present the financial condition
    of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

             (iii) show all material Indebtedness and other liabilities, direct or contingent of the Company and its combined Subsidiaries as of the date thereof, including liabilities for taxes and material commitments.

         (b)  Since December 31, 1992, there has been no
Material Adverse Effect.

    5.12  Environmental Matters.

         (a)  Except as specifically disclosed in
Schedule 5.12, the on-going operations of the Company, the Partner Entities and each of their Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $25,000,000 in the aggregate.

         (b)  Except as specifically disclosed in
Schedule 5.12, the Company, the Partner Entities and each of their Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company, the Partner Entities and each of their Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except where the failure to obtain, maintain in good standing or comply with such Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

         (c)  Except as specifically disclosed in
Schedule 5.12, none of the Company, the Partner Entities, any of their Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material arising out of a violation or alleged violation of any Environmental Law.

         (d)  Except as specifically disclosed in
Schedule 5.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Company, the Partner Entities, or any of their Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $25,000,000 in the aggregate for any such condition, circumstance or Property. In addition, (i) neither the Company, the Partner Entities nor any of their Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company, the Partner Entities and their Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

    5.13  Regulated Entities.  None of the Company, the
Partner Entities, any Person controlling the Company or the Partner Entities, or any Subsidiary of the Company or the Partner Entities, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or
(b) subject to regulation under the Public Utility Holding
Company Act of 1935, the Federal Power Act, the Interstate
Commerce Act, any state public utilities code, or any other
Federal or state statute or regulation limiting its ability to incur Indebtedness.

    5.14 No Burdensome Restrictions. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which would reasonably be expected to have a Material Adverse
Effect.

    5.15  Solvency.  The Company, the General Partner, the
Facilities Subsidiary, and the Restricted Subsidiaries are each Solvent.

    5.16 Labor Relations. There are no material strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries, or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them before any Governmental
Authority.

    5.17 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person; except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

    5.18 Subsidiaries. The Company has no Subsidiaries other than those specifically disclosed in part (a) of
Schedule 5.18 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.18. Except as disclosed in part (a) of Schedule 5.18, the Company owns 100% of the ownership interests of its Subsidiaries. The Facilities Subsidiary has issued no rights, warrants or options to acquire or instruments convertible into or exchangeable for any equity interest in the Facilities Subsidiary.

    5.19 Partnership Interests. The only general partner of the Company is the General Partner, which on the Closing
Date will own a 2% interest in the Company. The only general partners of the General Partner are (i) the PCMC
General Partner, which is the managing general partner of the General Partner, and (ii) Sub Advisory Corp. I, a
Delaware corporation.  The only general partner of the PCMC
General Partner is the PC Advisory General Partner.

    5.20 Broker's; Transaction Fees. Neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

    5.21 Insurance. The Properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates.

    5.22 Timber Harvest. The Company and its Restricted Subsidiaries harvested 1,663 MMBF of its fee Timber during the calendar years 1989 (including harvest by the Company's predecessor prior to closing under the Note Agreements) through 1991, and 469 MMBF of its fee Timber during calendar year 1992.

    5.23 Full Disclosure. None of the representations or warranties made by the Company, the General Partners, or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, written statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

    The Company covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

    6.01 Financial Statements. The Company shall deliver to the Agent in form and detail satisfactory to the Agent and the Majority Banks, with sufficient copies for each
Bank:

         (a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited combined balance sheet of the Company as at the end of such year and the related combined statements of income and statements of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Coopers & Lybrand, or another nationally-recognized independent public accounting firm which report shall state that such combined financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years.
Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement in favor of the Agent and Banks by such accounting firm in form and substance satisfactory to the Agent and the Majority Banks;

         (b) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of an audited combining balance sheet of the Company and each of its Subsidiaries as at the end of such fiscal year and the related combining statements of income and statement of cash flows for such fiscal year, all in reasonable detail certified by an appropriate Responsible Officer as having been used in connection with the preparation of the financial statements referred to in subsection (a) of this
Section 6.01;

         (c) as soon as available, but not later than 45 days after the end of each fiscal quarter of each year, a copy of the unaudited combined balance sheet of the Company and its combined Subsidiaries as of the end of such quarter and the related combined statements of income and statement of cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the Subsidiaries;

         (d) as soon as available, but not later than 45 days after the end of each fiscal quarter of each year, a copy of the unaudited combining balance sheets of the Company and each of its Subsidiaries, and the related combining statements of income and statement of cash flows for such quarter, all certified by an appropriate
Responsible Officer of the Company as having been used in connection with the preparation of the financial statements referred to in subsection (c) of this Section 6.01;

         (e) as soon as available, but not later than September 30 of each year, a business plan which shall include five years' pro-forma projections of the Company accompanied by appropriate assumptions on which such projections are based.

    6.02 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each
Bank:

         (a)  concurrently with the delivery of the
financial statements referred to in subsection 6.01(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

         (b)  concurrently with the delivery of the
financial statements referred to in subsections 6.01(a) through (d) above, a certificate of a Responsible Officer substantially in the form of Exhibit D (i) stating that, to the best of such officer's knowledge, the Company, during such period, has observed and performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified (by applicable subsection reference) in such certificate, (ii) stating if an applicable Margin Reduction Discount should be implemented or changed, and (iii) showing in detail the calculations supporting such statement in respect of Section 7.03, subsection 7.04(i), Section 7.05 and Section 7.13, and supporting the computation of the Funds Flow Ratio;

         (c) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its limited partners (excluding the Form K-1s); and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the Company may make to, or file with, the SEC or any successor or similar Governmental Authority; and

         (d) promptly, such additional business, financial, corporate affairs and other information as the Agent, at the request of any Bank, may from time to time reasonably request.

    6.03 Notices. The Company shall promptly upon becoming aware thereof notify the Agent and each Bank:

         (a) (i) of the occurrence of any Default or Event of Default, (ii) of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default, and (iii) of the occurrence or existence of any event or circumstance that would cause the condition to Borrowing set forth in subsection 4.02(b) not to be satisfied if a Borrowing were requested on or after the date of such event or circumstance;

         (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company, the Partner Entities, or any of their Subsidiaries which could result in a Material Adverse Effect; and
(ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company, the Partner Entities, or any of their Subsidiaries and any Governmental Authority which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

         (c)  of the commencement of, or any material
development in, any litigation or proceeding affecting the Company or any Subsidiary (i) which, if adversely determined, would reasonably be expected to have a Material
Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

         (d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws where, if adversely determined, the potential liability or expense relating thereto could exceed $25,000,000 or the potential remedy with respect thereto would otherwise reasonably be expected to have a Material Adverse Effect,
(ii) all other Environmental Claims which allege liability in excess of $25,000,000 or have the possibility of remedies that would, if adversely determined, otherwise reasonably be expected to constitute a Material Adverse Effect, and
(iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that would reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws where the net book value of such property exceeds $25,000,000;

         (e)  of any other litigation or proceeding
affecting the Company or any of its Subsidiaries which the Company would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

         (f) of any of the following ERISA events affecting the Company or any member of its Controlled Group (but in no event more than 10 days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any member or its Controlled Group with respect to such event:

               (i)  an ERISA Event;

              (ii)  the adoption of any new Plan that is
    subject to Title IV of ERISA or section 412 of the Code by any member of the Controlled Group;

             (iii)  the adoption of any amendment to a Plan
    that is subject to Title IV of ERISA or section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

              (iv) the commencement of contributions by any member of the Controlled Group to any Plan that is subject to Title IV of ERISA or section 412 of the Code;

         (g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the Banks pursuant to subsection 6.01(a) or 4.01(g);

         (h) of any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Company or any of its Subsidiaries.

         Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

    6.04  Preservation of Corporate Existence, Etc.  The
Company shall, except as permitted by Section 7.02, and shall cause each of its Subsidiaries to:

         (a) preserve and maintain in full force and effect its partnership or corporate existence and good standing under the laws of its state or jurisdiction of formation or incorporation;

         (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business;

         (c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

         (d)  preserve or renew all of its registered
trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

    6.05 Maintenance of Property. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

    6.06 Insurance. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

    6.07 Payment of Obligations. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

         (a)  all tax liabilities, assessments and
governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

         (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

    6.08 Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal
Fair Labor Standards Act) the non-compliance with which would reasonably be expected to have a Material Adverse
Effect, except such as may be contested in good faith or as to which a bona fide dispute may exist.

    6.09 Inspection of Property and Books and Records. The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company such Properties at any time during normal business hours and without advance notice.

    6.10  Environmental Laws.

         (a) The Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its Property in compliance with all Environmental
Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

         (b) Upon the written request of the Agent or any Bank, the Company shall submit and cause each of its Subsidiaries to submit, to the Agent and with sufficient copies for each Bank, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 6.03(d), that could, individually or in the aggregate, result in liability in excess of $25,000,000.

    6.11 Use of Proceeds. The Company shall use the proceeds of the Loans solely as follows: (a) in connection with the acquisition of the Montana Timberlands, (b) other capital expenditures, (c) repayment of Indebtedness, and
(d) for working capital purposes not in contravention of any Requirement of Law.

    6.12 Solvency. The Company shall at all times be, and shall cause each of its Restricted Subsidiaries to be, Solvent.


                                  ARTICLE VII

                               NEGATIVE COVENANTS

    The Company hereby covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

    7.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any of its Restricted
Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted
Liens"):

         (a) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no Notice of Lien has been filed or recorded under the Code;

         (b)  carriers', warehousemen's, mechanics',
landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or unless such lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

         (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made incidental to the conduct of its business or the ownership of its Property including

(i) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (ii) deposits to secure insurance, the performance of bids, tenders, contracts, leases, licenses, franchises and statutory obligations, each in the Ordinary Course of Business, and (iii) other obligations which were not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate materially detract from the value of its Property or materially impair the use of such Property in the operation of its business;

         (d) any attachment or judgment Lien, unless the judgment it secures shall not, within 45 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 45 days after expiration of any such stay;

         (e) easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the Ordinary Course of Business which, in each case, and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Company or any Restricted
Subsidiary;

         (f) Liens on Property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

         (g)  any Lien existing prior to the time of
acquisition upon any Property acquired by the Company or any Restricted Subsidiary after the Closing Date through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or placed upon Property at (or within 30 days after) the later of the time of acquisition or the completion of construction by the Company or any Restricted Subsidiary to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price thereof, provided that
(i) any such Lien does not encumber any other property of the Company or such Restricted Subsidiary, (ii) the Indebtedness secured by such Lien is not prohibited by the provisions of Section 7.05, (iii) the aggregate principal amount of the Indebtedness secured by such Lien at no time exceeds 80% of the cost to the Company and its Restricted Subsidiaries of the Property subject to such Lien, and
(iv) the aggregate outstanding principal amount (without duplication) of the Indebtedness secured by all such Liens and the Indebtedness of all Restricted Subsidiaries at no time (a) during the period commencing on May 31, 1989 (the

"Senior Note Closing") and ending on the fifth anniversary of the Senior Note Closing exceeds $12,000,000, (b) during the period commencing on the fifth anniversary of the Senior Note Closing and ending on the tenth anniversary of the Senior Note Closing exceeds $25,000,000, and (c) during the period commencing on the tenth anniversary of the Senior Note Closing and ending on the Revolving Termination Date exceeds $50,000,000;

         (h) Liens on the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments, and rights against persons who guarantee payment or collection of the foregoing, and on the Company's inventory and on the proceeds (as defined in the UCC in any applicable jurisdiction) thereof securing the obligations of the Company under the Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof) permitted by subsection 7.05(e);

         (i) any Lien existing on the Property of the Company or its Subsidiaries on the Closing Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date; and

         (j) any Lien renewing, extending, refunding or refinancing any Lien permitted by subsection (i) of this Section, provided that the principal amount secured is not increased and the Lien is not extended to other Property and further provided, that the maturity of the Lien is not extended beyond the maturity date of the Indebtedness which, at the time the Lien was initially placed upon the Property secured thereby, Responsible Representatives declare would have been the maturity date of Indebtedness customary for the type of Property being financed.

    7.02 Merger; Disposition of Assets. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, merge or consolidate with any Person or, directly or indirectly, sell, lease or transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except that:

         (a) any Restricted Subsidiary of the Company may merge with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more other Restricted Subsidiaries;

         (b) any Restricted Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any of its assets to the Company or a Restricted Subsidiary;

         (c)  any Restricted Subsidiary may merge or
consolidate with any other entity, provided that, immediately after giving effect to such merger or consolidation (i) the continuing or surviving entity of such merger or consolidation shall constitute a Restricted Subsidiary, (ii) no Event of Default or Material Default shall exist, and (iii) following the merger, the entity surviving the merger is not engaged in any business other than a Permitted Business;

         (d) the Company may merge or consolidate with, or sell or dispose of all or substantially all of its assets to, any other entity, provided that (i) either (x) the Company shall be the continuing or surviving entity (in the case of such merger) or (y) the successor or acquiring entity shall be a solvent corporation or partnership organized under the laws of the United States and shall expressly assume in writing all of the obligations of the Company under this Agreement, the Note Agreements and the Mortgage Note Agreements, including all covenants herein and therein contained, and such successor or acquiring corporation or partnership shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, provided, however, that no such sale shall release the Company from any of its obligations and liabilities under this Agreement, the Note Agreements and the Mortgage Note Agreements unless such sale is followed by the complete liquidation of the Company and substantially all the assets of the Company immediately following such sale are distributed in such liquidation, and
(ii) immediately after such merger or consolidation or such sale or other disposition, (x) no Event of Default or Material Default shall exist, (y) the Company could incur at least $1 of additional Funded Debt pursuant to subsection 7.05(j), and (z) the entity surviving the merger or consolidation or to which such assets have been transferred is not engaged in any business other than a Permitted Business;

         (e) the Company or any Restricted Subsidiary may make dispositions of inventory in the Ordinary Course of Business;

         (f) the Company or any Restricted Subsidiary may sell Designated Acres (or notes receivable arising from the sale of Designated Acres) for the fair value thereof as reasonably determined in good faith by Responsible
Representatives;

         (g) the Company and its Restricted Subsidiaries may exchange Timberlands with other Persons in the Ordinary Course of Business, provided that (i) the fair value of the Timberlands plus any Net Proceeds received in such exchange is, in the good faith judgment of the Responsible Representatives, not less than the fair value of Timberlands exchanged plus any other consideration paid, (ii) such exchange would not materially and adversely affect the business, Property, condition or results of operations of the Company and its Restricted Subsidiaries on a combined basis or of the Facilities Subsidiary or impair the ability of the Company to perform its obligations hereunder and the Note Agreements and the Mortgage Note Agreements, and
(iii) any Properties shall be deemed sold to the extent of Net Proceeds received and such sales shall be allowed only to the extent otherwise permitted by this Section 7.02;

         (h) the Company and its Restricted Subsidiaries may sell Properties for cash for not less than the fair value thereof as determined in good faith by the Responsible Representatives, provided that the aggregate Net Proceeds of such sales in any calendar year do not exceed an amount (the "Permitted Amount") equal to (i) in calendar year 1989 and 1990, $3,000,000 and (ii) in each calendar year thereafter, the sum of (x) the Permitted Amount for the preceding calendar year plus (y) an increase equal to the percentage increase, if any, in the consumer price index for goods and services in the United States, as published by the U.S. Bureau of Labor Statistics, or successor publication, for such preceding calendar year, times such permitted amount;

         (i) the Company and its Restricted Subsidiaries may otherwise sell for cash properties that constitute the Company's Columbia River Unit in an amount not less than the fair value thereof as determined in good faith by the Responsible Representatives, if and only if (i) immediately after giving effect to such proposed sale, no condition or event shall exist which constitutes an Event of Default or Material Default, (ii) the Net Proceeds of any such sale are either (x) subject to clause (v) of this subsection 7.02(i), paid immediately to the Agent on behalf of the Banks for prepayment of the Loans in accordance with the provisions of
Section 2.07, or (y) are applied, within 180 days after such sale, to the purchase of productive assets in the same line of business, provided, that the Company shall have notified the Agent promptly after its determination to so apply the Net Proceeds, (iii) if the Net Proceeds are in excess of $25,000,000 and if not paid immediately as provided in clause (ii) above, placed immediately upon receipt thereof in a cash collateral account or accounts at BofA, pursuant to a Cash Collateral Account Agreement, for the purpose of application in accordance with subclause (ii)(y) above,
(iv) immediately after giving effect to such sale (giving effect on a pro forma basis to any proposed retirement of Indebtedness out of proceeds thereof), the Company could incur $1 of additional Funded Debt pursuant to subsection 7.05(j), and (v) the aggregate Net Proceeds of all sales pursuant to this subsection 7.02(i) during the year from the funding of the first Loan hereunder to the first anniversary thereof that are applied in repayment of the Loans is less than or equal to $150,000,000; and

         (j) the Company and its Restricted Subsidiaries may otherwise sell Properties for cash (other than properties described in subsection 7.02(i) above) in an amount not less than the fair value thereof as determined in good faith by the Responsible Representatives, if and only if (i) immediately after giving effect to such proposed sale, no condition or event shall exist which constitutes an Event of Default or Material Default, (ii) the Net Proceeds of any such sale (x) are applied first, if any Net Proceeds have been used to repay the Loans in accordance with subsection 7.02(i), to the holders of the Notes to the extent necessary to cause their Actual Percentage to equal the Desired Percentage, and second, pro rata (based on the then outstanding principal of all Qualified Debt) to the holders of all Qualified Debt, or (y) are applied, within 180 days after such sale, to the purchase of productive assets in the same line of business, provided, that the Company shall have notified the Agent promptly after its determination to so apply the Net Proceeds, (iii) the net proceeds of any such sale are either (x) distributed immediately upon receipt thereof to holders of Qualified Debt in accordance with subclause (ii)(x) above for application (either immediately or within 180 days) to repayment of such Qualified Debt, provided that, such proceeds to be paid to the Agent on behalf of the Banks shall be paid and applied immediately in accordance with the provisions of Section 2.07, or (y) if in excess of $25,000,000, placed immediately upon receipt thereof in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to holders of 66-2/3% of the outstanding principal balance of the Qualified Debt, for the purpose of application in accordance with clause (ii) above, and
(iv) immediately after giving effect to such sale (giving effect on a pro forma basis to any proposed retirement of Qualified Debt out of proceeds thereof), the Company could incur $1 of additional Funded Debt pursuant to subsection 7.05(j).

    7.03 Harvesting Restrictions. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, in any calendar year, harvest Timber on the Timberlands then owned by the Company in excess of the amount set forth for such calendar year in the following table:

                                        Maximum MMBF
                                            to be
             Calendar Year               Harvested
         -------------------------      ------------
         1989 (including harvest
              by predecessor prior
              to closing under the
              Note Agreements)
              through 1991                675 MMBF
         1992 and 1993                    650 MMBF
         1994 through 1996                700 MMBF
         1997 through 2000                675 MMBF
         2001                             625 MMBF

plus, in each year, the amount, if any, by which the cumulative amount set forth in the table above for the preceding years exceeds the cumulative amount actually harvested in such years;

unless the Net Proceeds from such excess harvest are either
(i) distributed to all holders of Qualified Debt pro rata based upon the outstanding principal balance at the time of such distribution for application (either immediately or within 180 days after such excess harvest) to the repayment of such Qualified Debt, provided that, such proceeds to be paid to the Agent on behalf of the Banks shall be paid and applied immediately in accordance with the provisions of
Section 2.07, or (ii) applied, within 180 days after any such excess harvest, to purchase Timber (including Timber on Timberlands purchased) having a fair value (in the good faith judgment of the Responsible Representatives) not less than the fair value of the Timber subject to such excess harvest, provided, that the Company shall have notified the Agent promptly after its determination to so apply the Net Proceeds.

    7.04 Loans and Investments. The Company shall not suffer or permit any of its Restricted Subsidiaries to make or commit to make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in





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connection with the obligations, stock or dividends of, or
own, purchase or acquire (or commit to own, purchase or acquire) any stock, obligations or securities of, or any other interest in (including, without limitation, the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person), or make or commit to make any capital contribution to, any Person (all of the foregoing (but excluding any Designated Repurchases permitted by Section 7.13 hereof) being referred to herein as "Investments"), except that the Company or any Restricted Subsidiary may:

         (a) make Investments in the Facilities Subsidiary, provided that the Company will not make or permit any Restricted Subsidiary to make any such Investment (including any guaranty of obligations of the Facilities Subsidiary otherwise permitted by this Section 7.04) unless
(i) immediately after giving effect to such Investment, no Event of Default or Default, or "Default" or "Event of Default" as defined in the Mortgage Note Agreements, shall exist, (ii) immediately prior to giving effect to such Investment, no Default or Event of Default (other than an "Event of Default" as defined in the Mortgage Note Agreements) shall exist, and (iii) immediately after giving effect to such Investment, the ratio of Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges is not less than 2.5 to 1.0.

         (b) own, purchase or acquire real or personal property to be used in the Ordinary Course of Business;

         (c) own, purchase or acquire investments of the type specified in, and in accordance with the requirements and limitations of, the Investment Policy;

         (d) continue to own Investments owned on the Closing Date as set forth on Schedule 7.04;

         (e) endorse negotiable instruments for collection in the Ordinary Course of Business;

         (f) become and be obligated under the Guarantee and under the guarantees permitted by subsections 7.05(g) and (h), and acquire and own subordinated subrogation rights upon performance of such guarantees;

         (g)  make advances in the Ordinary Course of
Business of the Company or any Restricted Subsidiary, including deposits permitted under subsection 7.01(c), advances to employees for travel, relocation and other employment related expenses, advances to contractors





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
performing services for the Company or such Restricted
Subsidiary, advances to owners of timber or timber properties to acquire rights to harvest timber and other similar advances;

         (h) make Investments in Restricted Subsidiaries, or any entity which immediately after such Investment will be a Restricted Subsidiary; and

         (i) make Investments not otherwise permitted by this Section 7.04 in entities engaged solely in a Permitted Business, provided that the cumulative aggregate amount of such Investments at original cost (including the principal amount of any obligations guaranteed to the extent such guarantees are not otherwise permitted by this Section 7.04) made pursuant to this subsection (i) between the closing date of the Note Agreements and any date thereafter shall not exceed the greater of $30,000,000 or 60% of the average annual Pro Forma Free Cash Flow for the two fiscal years preceding such date.

    7.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any of its Restricted
Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

         (a)  Indebtedness incurred pursuant to this
Agreement;

         (b) Funded Debt represented by the Notes and any refinancing thereof so long as such refinancing does not increase the principal amount thereof and is on terms no less favorable to the Company, and to the rights of the Agent and the Banks hereunder, than those contained on the Closing Date in the Notes and the documentation relating thereto;

         (c) Funded Debt which is unsecured and is incurred by the Company to finance the making of capital improvements, expansions and additions to the Company's property (including Timberlands), plant and equipment, provided that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000;

         (d) Indebtedness of any Restricted Subsidiary owing to the Company or to a Restricted Subsidiary;

         (e) Indebtedness incurred by the Company pursuant to the Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Revolving Credit Facility), or any other Indebtedness pursuant to a bank credit facility which is unsecured or is secured by Liens permitted by subsection 7.01(h), not in excess of an aggregate principal amount of $15,000,000 at any time outstanding, provided that the Company shall not suffer to exist any Indebtedness permitted by this subsection (e) on any day unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Company shall have been free from all Indebtedness permitted by this subsection (e);

         (f) Indebtedness represented by the Guarantee and any refinancing thereof so long as such refinancing does not increase the principal amount thereof and is on terms no less favorable to the Company, and to the rights of the Agent and the Banks hereunder, than those contained on the Closing Date in the Guarantee and the documentation relating thereto;

         (g)  the Company's guarantee of obligations
incurred by the Facilities Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof permitted by clause (iv) of paragraph 6B(2) of the Mortgage Note Agreements), provided that the aggregate outstanding principal amount of such Indebtedness shall at no time exceed $20,000,000, and provided further that such guarantee shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements;

         (h) the Company's guarantee of Funded Debt (and related obligations not constituting Indebtedness) incurred by the Facilities Subsidiary to finance the making of capital improvements, expansions and additions to the Facilities Subsidiaries' Properties pursuant to the Facilities Subsidiary's Facility, provided that such guarantee shall be subordinated to the Notes by subordination provisions substantially the same as those contained in paragraph 7I of the Mortgage Note Agreements, and provided, further, that the aggregate outstanding principal amount of such Funded Debt shall at no time exceed $20,000,000;

         (i)  Funded Debt of the Company or any Restricted
Subsidiary secured by a Lien permitted by subsection 7.01(g), provided that immediately after the acquisition of the Property subject to such Lien or upon which such Lien is placed (or, if later, the incurrence of the Indebtedness secured by such Lien), the Company could incur at least $1 of additional Funded Debt pursuant to clause (j) below;

         (j) Funded Debt of the Company (other than Funded Debt owing to a Restricted Subsidiary) in addition to that otherwise permitted by the foregoing subsections of this
Section 7.05, including guarantees of Indebtedness to the extent permitted by Section 7.04 and not otherwise permitted by the foregoing subsections of this Section 7.05, provided that, on the date the Company becomes liable with respect to any such additional Funded Debt and immediately after giving effect thereto and to the concurrent retirement of any other Funded Debt, the ratio of Pro Forma Free Cash Flow to Maximum Pro Forma Annual Interest Charges is not less than
2.25 to 1.00; and provided, further, that the aggregate outstanding principal amount of such additional Funded Debt shall not exceed $400,000,000;

         (k)  from and after the time that the Facilities
Subsidiary becomes a Restricted Subsidiary, Indebtedness incurred by the Facilities Subsidiary pursuant to the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Facilities Subsidiary's Revolving Credit Facility) or any other Indebtedness incurred by the Facilities Subsidiary pursuant to a bank credit facility which is unsecured or is secured by Liens permitted by subsection 7.01(h), not in excess of an aggregate principal amount of $20,000,000 at any time outstanding, provided that to the extent that the Facilities Subsidiary is a Restricted Subsidiary, the
Facilities Subsidiary shall not suffer to exist any Indebtedness permitted by this subsection (k) on any day unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Facilities Subsidiary shall have been free from all Indebtedness permitted by this subsection (k); and

         (l) from and after the time that the Facilities Subsidiary or any Designated Immaterial Subsidiary becomes a Restricted Subsidiary, Indebtedness of the Facilities Subsidiary or any such Designated Immaterial Subsidiary outstanding at the time the Facilities Subsidiary or such Designated Immaterial Subsidiary becomes a Restricted Subsidiary, provided that (i) immediately after the Facilities Subsidiary or any such Designated Immaterial Subsidiary becomes a Restricted Subsidiary, the Company could incur at least $1 of additional Funded Debt pursuant to subsection (j) above (the Facilities Subsidiary or any such Designated Immaterial Subsidiary shall be deemed to be a Restricted Subsidiary for the four consecutive fiscal quarters immediately prior to its becoming a Restricted Subsidiary for purposes of determining Pro Forma Free Cash
Flow), and (ii) the aggregate amount (without duplication) of such Indebtedness and all other Indebtedness, in each case, secured by Liens permitted by subsection 7.01(g) does not violate subclause (iv) to the proviso to such subsection (g).

    7.06 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to directly or indirectly engage in any transaction (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service), with any Affiliate of the Company or of any such Restricted Subsidiary, except in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Company or such Restricted Subsidiary and upon fair and reasonable terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which might be obtained in an arm's-length transaction at the time from Persons not an Affiliate of the Company or such Restricted Subsidiary.

    7.07 Use of Proceeds. The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or
(iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

    7.08 Sale of Stock and Indebtedness of Subsidiaries. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except to the Company or a Restricted Subsidiary, and except that all shares of stock and Indebtedness of any Subsidiary (other than the Facilities Subsidiary) at the time owned by or owed to the Company and its Restricted Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Responsible Representatives of the PC Advisory General Partner) at the time of sale of the shares of stock and Indebtedness so sold, provide that the assets of such Subsidiary do not include any assets which could not be disposed of pursuant





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
to the provisions of Section 7.02 unless the conditions to the sale of such assets set forth in Section 7.02 are complied with, and further provided that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Company and its Subsidiaries are simultaneously being sold as permitted by this
Section 7.08).

    7.09 Certain Contracts. The Company shall not, and shall not suffer or permit any of its Restricted
Subsidiaries to enter into or be a party to:

         (a) any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any Property from any Person, in each case in order primarily to enable such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses; or

         (b) any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered, provided that nothing in this subsection (b) shall prevent the Company from (i) entering into take-or-pay contracts in the Ordinary Course of Business with the United States Forest Service, the Bureau of Land Management, the Bureau of Indian Affairs, the Washington Department of Natural Resources or similar state or federal governmental agencies, or (ii) making payments in satisfaction of contracts with such Persons which contracts are deemed by the Responsible Representatives to be disadvantageous to perform; or

         (c) any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor; or

         (d) any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person; or

         (e) any other contract which in economic effect, is substantially equivalent to a guarantee,

except as permitted by the provisions of subsection 7.04(a),
(e), (f), (g), (h) or (i).

    7.10 Joint Ventures. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to enter into any Joint Venture, other than in Permitted
Businesses and so long as any such Joint Venture is not entered into for the purposes of evading any covenant or restriction in any Loan Documents.

    7.11 Compliance with ERISA. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, without the consent of the Majority Banks, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition with respect to any Plan other than a Multiemployer Plan, which presents the risk of a material (in the opinion of the Majority Banks) liability to the Company, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Majority Banks) liability to any member of the Controlled Group, or (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Majority Banks) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

    7.12 Sale and Leaseback. The Company shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Restricted

Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Restricted Subsidiary, provided that this Section 7.12 shall not apply to any property sold pursuant to subsection 7.02(h).

    7.13 Restricted Payments. The Company shall not and shall not permit or suffer any Subsidiary to directly or indirectly pay, declare, order, make or set apart any sum for any Restricted Payment, except that the Company may make, pay or set apart during each calendar quarter one or more Restricted Payments if:

         (a) such Restricted Payments are in an aggregate amount not exceeding the amount by which Available Cash with respect to the immediately preceding calendar quarter exceeds any amount contributed to Available Cash with respect to such immediately preceding calendar quarter by any Subsidiary if and to the extent that the payment of such amount as a dividend or distribution to the Company has not been made and is not at the time permitted by the terms of such Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, provided that in determining Available Cash with respect to such immediately preceding calendar quarter, the Company will include in the amount of reserves established during such quarter pursuant to clause (ii)(d) of the definition of Available Cash an amount not less than (i) 50% of the aggregate amount of all interest in respect of the Notes to be paid on the interest date immediately following such immediately preceding calendar quarter, (ii) 100% of the aggregate amount of all interest in respect of the Loans to be paid on the respective Interest Payment Dates for such Loans immediately following such immediately preceding calendar quarter,
(iii) 25% of the aggregate amount of all principal in respect of the Notes scheduled to be paid during the 12 calendar months immediately following such immediately preceding calendar quarter, and (iv) 25% of the aggregate amount of payments required to be made on account of Mandatory Commitment Reductions scheduled during the 12 calendar months immediately following such immediately preceding calendar quarter, and the Company will not reduce the amount of the reserves so included, in determining Available Cash for any calendar quarter subsequent to such immediately preceding calendar quarter pursuant to clause (i)(c) of the definition of Available Cash, unless and until (A) the amount of interest or principal in respect of which such amount has been reserved has in fact been paid and (B) in the case of clause (iv) of this subsection 7.13(a), the amount of the reserves so included exceeds fifty percent (50%) of the aggregate amount of payments required to be made on account of the Mandatory Commitment Reductions scheduled during the 12 calendar months immediately following such immediately preceding calendar quarter; and

         (b) immediately after giving effect to any such proposed action no condition or event shall exist which constitutes an Event of Default or Material Default.

The Company will not, in any event, directly or indirectly declare, order, pay or make any Restricted Payment except in cash.

    7.14 Change in Business. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than a Permitted Business.

    7.15 Issuance of Stock by Subsidiaries. The Company covenants that it will not permit any Subsidiary to (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) issue, sell or otherwise dispose of any shares of any class of its stock or partnership or other ownership interests (other than directors' qualifying shares) except to the Company or a Restricted Subsidiary, and except to the extent that holders of minority interests may be entitled to purchase stock by reason of preemptive rights.

    7.16 Amendments. The Company shall not, and shall not suffer or permit any of its Subsidiaries to amend, modify, supplement, waive or otherwise modify any provision of any agreement evidencing funded Debt in excess of $35,000,000 which amendment, modification, supplement or waiver would reasonably be expected to affect the Agent's or the Banks' rights hereunder (including the right to be repaid pursuant to subsection 7.02(i)) or the ability of the Company to perform its obligations under any Loan Document.

    7.17 Available Cash. The Company shall not at any time permit Available Cash to be less than zero. For purposes of this Section 7.17, in determining Available Cash with respect to the immediately preceding calendar quarter, the Company will include in the amount of reserves established during such quarter pursuant to clause (ii)(d)(1) (with respect to principal on Indebtedness) and clause (ii)(d)(4) of the definition of "Available Cash" an amount not less than (a) 50% of the aggregate amount of all interest in respect of the Notes to be paid on the interest date immediately following such immediately preceding calendar quarter, (b) 100% of the aggregate amount of all interest in respect of the Loans to be paid on the respective Interest Payment Dates for such Loans immediately following such immediately preceding calendar quarter, (c) 25% of the aggregate amount of all principal in respect of the Notes scheduled to be paid during the 12 calendar months immediately following such immediately preceding calendar quarter, and (d) 25% of the aggregate amount of payments required to be made on account of Mandatory Commitment Reductions scheduled during the 12 calendar months immediately following such immediately preceding calendar quarter, and the Company will not reduce the amount of the reserves so included in determining Available Cash for any calendar quarter subsequent to such immediately preceding calendar quarter pursuant to clause (i)(c) of the definition of Available Cash, unless and until (i) the amount of interest or principal in respect of which such amount has been reserved has in fact been paid and (ii) in the case of clause (d) of this Section 7.17, the amount of the reserves so included exceeds fifty percent (50%) of the aggregate amount of payments required to be made on account of the Mandatory Commitment Reductions scheduled during the 12 calendar months immediately following such immediately preceding calendar quarter.


                                  ARTICLE VIII

                               EVENTS OF DEFAULT

    8.01 Event of Default. Any of the following shall constitute an "Event of Default":

         (a)  Non-Payment.  The Company fails to pay,
(i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 5 days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

         (b)  Representation or Warranty.  Any
representation or warranty by the Company or any of its Subsidiaries made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, its Responsible Representatives, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

         (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Sections 6.01, 6.02, 6.03 and 6.09 or Article VII; or

         (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer or Responsible Representative of the Company knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

         (e) Cross-Default. The Company or any of its Subsidiaries (i) fails to make any payment in respect of any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or with respect to any contingent obligations, to become payable or cash collateral in respect thereof to be demanded; or

         (f)  Insolvency; Voluntary Proceedings.  The
Company, any of its Subsidiaries, or any Partner Entity
(i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;
(ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

         (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, the Facilities Subsidiary, any Restricted Subsidiary of the Company, or any Partner Entity, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's, any of its Restricted Subsidiaries', any Partner Entities' or the Facilities Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any Partner Entity, the Facilities Subsidiary, or any of the Company's Restricted Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any Partner Entity, any of the Company's Restricted Subsidiaries, or the Facilities Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

         (h) ERISA. (i) A member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (ii) the Company or an ERISA Affiliate shall fail to satisfy its contribution requirements under
Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer's proportionate share of that Plan's Unfunded Pension Liabilities is more than $10,000,000; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $10,000,000; (v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $10,000,000; (vi) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on members of the Controlled Group liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $10,000,000 or more; (vii) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, a member of the Controlled Group shall result in a net increase in unfunded liabilities to the Controlled Group in excess of $10,000,000; (viii) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction and the initial tax or additional tax under section 4975 of the Code relating thereto might reasonably be expected to exceed $10,000,000; (ix) a violation of section 404 or 405 of ERISA or the exclusive benefit rule under section 401(a) of the Code if such violation might reasonably be expected to expose a member or members of the Controlled Group to monetary liability in excess of $10,000,000; (x) any member of the Controlled Group is assessed a tax under section 4980B of the Code in excess of $10,000,000; or (xi) the occurrence of any combination of events listed in clauses (iii) through (x) that involves a potential liability, net increase in aggregate Unfunded Pension Liabilities, unfunded liabilities, or any combination thereof, in excess of $10,000,000; or

         (i)  Monetary Judgments.  One or more non-
interlocutory judgments, orders or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $25,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

         (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree shall be rendered against the Company or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (k) Montana Timberlands. The Company shall not have acquired the Montana Timberlands on or before the date that is 30 days after the Closing Date; or

         (l) Adverse Change. There shall occur (i) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, or condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole or as to any Restricted Subsidiary which materially impairs the ability of the Company to perform under any Loan Document and avoid any Event of Default, or (ii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.





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
    8.02  Remedies.  If any Event of Default occurs, the
Agent shall, at the request of, or may, with the consent of, the Majority Banks,

         (a)  declare the Commitment of each Bank to make
Loans to be terminated, whereupon such Commitments shall forthwith be terminated;

         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable;
without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

         (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.01 above (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

    8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                   ARTICLE IX

                                   THE AGENT

    9.01 Appointment and Authorization. Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, including, without limitation, to enter into Cash Collateral Account Agreements from time to time in accordance with subsection 7.02(i) of this Agreement, and to release funds to the Company in accordance with Section 1(b) of the Cash Collateral Agreement pursuant to an Officer's Certificate substantially in the form attached thereto as Exhibit A. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

    9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

    9.03 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

    9.04  Reliance by Agent.

         (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram,





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
facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent or made available by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank, unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from the Bank prior to the initial Borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or the Bank shall not have made available to the Agent the Bank's ratable portion of such Borrowing.

    9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not





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
be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

    9.06 Credit Decision. Each Bank expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

    9.07 Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses and attorneys' fees (including reasonable Attorney Costs). The obligation of the Banks in this Section shall survive the payment of all Obligations hereunder.

    9.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Company and its Subsidiaries and Affiliates as though BofA was not the Agent hereunder and without notice to or consent of the Banks. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include BofA in its individual capacity. BofA has provided and may in the future provide credit facilities (which presently consist of the issuance of a letter of credit in the amount of $32,486,640 for the benefit of Burlington Resources Inc.) for the account of or to PCMC Intermediate Holdings, a Delaware limited partnership (the "GP Borrower"), and DPI Intermediate Holdings, L.P., a Delaware limited partnership (the "DPI Borrower"), in connection with or related to the acquisition by the GP Borrower and the PCMC General Partner of the limited and general partnership interests in the General Partner, and the acquisition by the DPI Borrower and PC Advisory Partners II, L.P. of the limited and general partnership interests in DPI Sub L.P., a Delaware limited partnership that owned the Deferred Participation Interests (as defined in the Partnership Agreement). Those credit facilities are secured by, among other things, security interests in the general and limited partnership interests in the General Partner and in DPI Sub L.P.; accordingly, upon the exercise of remedies following a default under those credit facilities, BofA could become the owner of (or could transfer to a third person) those limited and general partnership interests. Each Bank acknowledges that (i) it has, independently and without reliance upon BofA and based on such documents and information as it has deemed appropriate, made its own investigation into those credit facilities; (ii) BofA has responded satisfactorily to any request by such Bank for information regarding such credit facilities; (iii) BofA may manage its relationship with the GP Borrower and the DPI Borrower, and deal with its collateral for such credit facilities, as it sees fit as though it were not the Agent hereunder; (iv) BofA's liability under the letter of credit will be directly related to, and the ability of the GP Borrower and the DPI Borrower to pay sums due under such credit facilities may be dependant in whole or part on, distributions received from the Company; and (v) BofA shall have no obligation to disclose to any Bank any information received by BofA in connection with such credit facilities.

    9.09 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If an Agent shall resign as Agent under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers





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
and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.


                                   ARTICLE X

                                 MISCELLANEOUS

    10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, the Company and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, the Company and acknowledged by the Agent, do any of the following:

         (a)  increase or extend the Commitment of any Bank
(or reinstate any Commitment terminated pursuant to subsection 8.02(a)) or subject any Bank to any additional obligations;

         (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any Loan
Document;

         (c)  reduce the principal of, or the rate of
interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

         (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder; or





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
         (e) amend this Section 10.01 or Section 2.14 or any provision providing for consent or other action by all Banks;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

    10.02  Notices.

         (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and
(ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

         (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Agent.

         (c) The Company acknowledges and agrees that any agreement of the Agent and the Banks at Article II herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

    10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    10.04 Costs and Expenses. The Company shall, whether or not the transactions contemplated hereby shall be consummated:

         (a)  pay or reimburse BofA (including in its
capacity as Agent) within five Business Days after demand (subject to subsection 4.01(e)) for all reasonable costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto; provided, however, that this subsection (a) shall not apply to any such costs and expenses incurred by BofA after any date that BofA is no longer the Agent hereunder and after any such date any references in this subsection (a) to BofA shall be deemed a reference to the successor Agent; and

         (b) pay or reimburse each Bank and the Agent within five Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs and appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), and search and filing costs, fees and expenses, incurred by the Agent and any Bank.

    10.05 Indemnity. Whether or not the transactions contemplated hereby shall be consummated: The Company shall pay, indemnify, and hold each Bank, the Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

    10.06 Marshalling; Payments Set Aside. Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Agent or the Banks, or the Agent or the Banks enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

    10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of

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the parties hereto and their respective successors and
assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

    10.08  Assignments, Participations, etc.

         (a) Prior to the date that is one year after the Closing Date, the Banks shall be prohibited from assigning all or any part of the Loans, the Commitments, or any other right or obligation hereunder. Thereafter, any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent, which consents of the Company and the Agent may be given or withheld in each of their sole discretion, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder; provided that no assignment shall in any event be less than $20,000,000 unless as a result of such assignment the assigning Bank's rights and obligations hereunder shall be reduced to zero; and provided further that if a Bank assigns less than all of its rights and obligations hereunder, such Bank's remaining Commitment, after giving effect to such assignment, shall not be less than $20,000,000; provided, however, that (i) the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit F ("Assignment and Acceptance") and (C) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500.

         (b)  From and after the date that the Agent
notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

         (c) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement, shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

         (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations,
(iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to
Section 10.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.01, 3.03 and 10.05 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

         (e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by the Company and provided to it by the

Company or any Subsidiary of the Company, or by the Agent on such Company's or Subsidiary's behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; provided, however, that any Bank may disclose such information (A) to the extent that such information was or becomes generally available to the public other than as a result of a disclosure by the Bank; (B) to the extent such information was or becomes available to such Bank to whom it was furnished on a non-confidential basis; (C) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (D) pursuant to subpoena or other court process; (E) when required to do so in accordance with the provisions of any applicable Requirement of Law; (F) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party;
(G) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (H) to such Bank's independent auditors and other professional advisors. Notwithstanding the foregoing, the Company authorizes each Bank to disclose to any Participant or Assignee (each, a "Transferee") and to any prospective Transferee, such financial and other information in such Bank's possession concerning the Company or its Subsidiaries which has been delivered to the Agent or the Banks pursuant to this Agreement or which has been delivered to the Agent or the Banks by the Company in connection with the Banks' credit evaluation of the Company prior to entering into this Agreement; provided that, unless otherwise agreed by the Company, such Transferee agrees in writing to such Bank to keep such information confidential to the same extent required of the Banks hereunder.

         (f) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Bank may assign all or any portion of the Loans held by it to any Federal Reserve Bank or the United
States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating
Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans made by the Company to or for the account of the assigning or pledging
Bank in accordance with the terms of this Agreement shall satisfy the Company's obligations hereunder in respect to such assigned Loans to the extent of such payment. No such assignment shall release the assigning Bank from its obligations hereunder.

    10.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 10.09 are in addition to the other rights and remedies (including other rights of set-off) which the Bank may have.

    10.10 Automatic Debits of Fees. With respect to any commitment fee, facility fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent or BofA under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.10 shall be deemed a setoff.

    10.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of its Offshore Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

    10.12 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

    10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.
Neither the Agent nor any Bank shall have any obligation to any Person not a party to this Agreement or other Loan
Documents.

    10.15 Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan
Documents.

    10.16 Governing Law and Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

    10.17  Arbitration; Reference.

         (a) Mandatory Arbitration. Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to applicable statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         (b) Judicial Reference. At the request of any party a controversy or claim which is not submitted to arbitration as provided and limited in subparagraph (a) shall be determined by a reference in accordance with California Code of Civil Procedure Section 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

         (c) Provisional Remedies, Self-Help and
Foreclosure. No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.

    10.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except for the fee letter referenced in subsection 2.10(a), and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Banks.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San
Francisco, California by their proper and duly authorized officers as of the day and year first above written.



                                       PLUM CREEK TIMBER COMPANY, L.P.

                                       By:  Plum Creek Management Company, L.P.,
                                            its general partner

                                            By: ______________________________

                                            Title: ___________________________

                                       Address for notices:

                                       999 Third Avenue, Suite 2300
                                       Seattle, WA 98104
                                       Attn:  Chief Financial Officer
                                       Facsimile:  (206) 467-3797
                                       Tel:  (206) 467-3600





                                      104                [signatures continue]

                                       BANK OF AMERICA NATIONAL TRUST
                                         AND SAVINGS ASSOCIATION,
                                       as Agent


                                       By: ___________________________________
                                       Title: ________________________________


                                       Address for notices:

                                       1455 Market Street, 12th Floor
                                       San Francisco, CA  94103
                                       Attn:  Global Agency #5596
                                       Facsimile: (415) 622-4894
                                       Tel:  (415) 953-0849
                                       Attention: Daniel G. Farthing

                                       Address for payments:

                                       Bank of America NT&SA
                                       ABA 121-000-358
                                       Attention: Global Agency #5596
                                       1850 Gateway Blvd.
                                       Concord, CA  94520
                                       for credit to Account
                                         No. 1233-6-14205





                                      105                [signatures continue]

                                       BANK OF AMERICA NATIONAL TRUST
                                       AND SAVINGS ASSOCIATION,
                                       as a Bank


                                       By: ___________________________________
                                       Title: ________________________________

                                       Address for notices:

                                       San Francisco Credit Products
                                         (#3838)
                                       555 California Street,
                                         41st Floor
                                       San Francisco, CA 94104
                                       Attention:  Michael J. Balok
                                       Facsimile:  (415) 622-4585
                                       Tel:  (415) 622-2018

                                       Address for payments:

                                       Bank of America National Trust
                                         and Savings Association
                                       Global Payment Operations
                                       Customer Service Americas
                                         (#5693)
                                       1850 Gateway Boulevard
                                       Concord, CA  94520
                                       Attention:  Daryl L. Hurst
                                       ABA 121-000-358 SF

                                       Domestic and Offshore Lending Office:

                                       Same as address for payments





                                      106                [signatures continue]

                                       NATIONSBANK OF NORTH CAROLINA, N.A.


                                       By: ___________________________________
                                       Title: ________________________________

                                       Address for notices:

                                       1 NationsBank Plaza
                                       NC1-002-06-19
                                       Charlotte, NC 28255
                                       Attention:  William White
                                       Facsimile:  (704) 386-8694
                                       Tel:  (704) 386-7891

                                       Address for payments:

                                       NationsBank of North Carolina, N.A.
                                       ABA 053-000-196
                                       Specialized Loan Support
                                       Account No. 13662122506

                                       Domestic and Offshore Lending Office:

                                       Forest Products
                                       NationsBank Corporate Center,
                                         8th Fl.
                                       Charlotte, NC 28255





                                      107                [signatures continue]

                                       UNITED STATES NATIONAL BANK OF OREGON


                                       By: ___________________________________
                                       Title: ________________________________

                                       Address for Notices:

                                       c/o U.S. Bank of Washington
                                       1414 Fourth Avenue WWH276
                                       Seattle, WA  98101
                                       Attention: Peter G. Bentley,
                                         Vice President
                                       Facsimile: (206) 587-5259
                                       Tel:  (206) 587-5237

                                       Address for payments:

                                       United States National Bank of Oregon
                                       Commercial Loan Department
                                       Attention: Fran
                                       Reference: Plum Creek

                                       Domestic and Offshore Lending Office:

                                       Same as notice address





                                      108                [signatures continue]

                                       WELLS FARGO BANK, N.A.


                                       By: ___________________________________
                                       Title: ________________________________

                                       Address for notices:

                                       420 Montgomery St., 9th Floor
                                       San Francisco, CA  94163

                                       (for notices of Borrowings)
                                       Attention: Joan Nitis
                                       Facsimile: (415) 989-4319
                                       Tel:  (415) 396-4916

                                       (for all other notices)
                                       Attention: Ralph Turner
                                       Facsimile: (415) 421-1352
                                       Tel:  (415) 396-4932

                                       Address for payments:

                                       Wells Fargo Bank, N.A.
                                       ABA 121000248
                                       Corporate Note Dept., SR 703
                                       Account No. 2712-507201
                                       Reference: Plum Creek Timber
                                         Company, L.P.
                                       Attention: Joan Nitis

                                       Domestic and Offshore Lending Office:





                                      109                [signatures continue]

                                       SEATTLE FIRST NATIONAL BANK


                                       By: ___________________________________
                                       Title: ________________________________

                                       Address for notices:

                                       701 Fifth Avenue, 12th Floor
                                       Box 94010
                                       Seattle, WA  98120-9410
                                       Attention: John Wilson, Vice
                                         President, Northwest National
                                         Division
                                       Facsimile: (206) 358-3113
                                       Tel:  (206) 358-8945

                                       Address for payments:

                                       Seattle First National Bank
                                       ABA 125000024
                                       CLSC Loans RC #94680
                                       Reference: Plum Creek Timber
                                         Company, L.P.,
                                         AFS #7007143921

                                       Domestic and Offshore Lending Office:

                                       same as notice address





                                      110                [signatures continue]

                                       ABN AMRO BANK N.V.


                                       By: ___________________________________
                                       Title: ________________________________


                                       By: ___________________________________
                                       Title: ________________________________

                                       Address for notices:

                                       One Union Square, Suite 2323
                                       Seattle, WA  98101
                                       Attention:  David McGinnis,
                                         Vice President
                                       Facsimile:  (206) 682-5641
                                       Tel:        (206) 587-0342

                                       Address for payments:

                                       ABN AMRO Bank N.V., New York
                                       ABA 026009580
                                       for credit to ABN AMRO Seattle,
                                         Account No. 651001085541
                                       Reference:  Plum Creek

                                       Domestic and Offshore Lending Offices:

                                       Same as notice address





                                      111                [signatures continue]

                                       CHEMICAL BANK


                                       By: ___________________________________
                                       Title: ________________________________

                                       Address for notices:

                                       270 Park Avenue, 9th Fl.
                                       New York, NY 10017
                                       Attention: Abigail L. Garcia
                                       Facsimile: (212) 818-1456
                                       Tel:       (212) ________

                                       Address for payments:

                                       Chemical Bank
                                       Commercial Loan Operations
                                       52 Broadway, 3rd Fl.
                                       Attention: John Gallagher
                                       ABA 021000128
                                       Reference: Plum Creek Timber Co.

                                       Domestic and Offshore Lending Offices:

                                       Chemical Bank
                                       270 Park Avenue
                                       New York, NY 10017





                                      112                [signatures continue]

                                       THE BANK OF TOKYO, LTD.


                                       By: ___________________________________
                                       Title: ________________________________

                                       Address for notices:

                                       1201 Third Avenue, Suite 1100
                                       Seattle, WA  98101
                                       Attention: Corey W.
                                         Kalbfleisch, Corporate
                                         Banking Officer
                                       Facsimile: (206) 382-6067
                                       Tel:  (206) 382-6021

                                       Address for payments:

                                       The Bank of Tokyo, Ltd.,
                                       Seattle Branch
                                       ABA 1250-0162-9
                                       Reference: Plum Creek Timber Co. (CBD)

                                       Domestic and Lending Offices:

                                       Seattle Branch
                                       1201 Third Avenue, Suite 1100
                                       Seattle, CA  98101





                                      113                [signatures continue]

                                       THE BANK OF CALIFORNIA, N.A.


                                       By: ___________________________________
                                       Title: ________________________________

                                       Address for notices:

                                       400 California Street, 17th Fl.
                                       San Francisco, CA  94104
                                       Attention:  Katharyn Simien
                                                   Banking Assistant
                                       Facsimile: (415) 765-3146
                                       Tel:       (415) 765-2722

                                       Address for payments:

                                       The Bank of California, N.A.
                                       ABA 1210-000-15
                                       for credit to Corporate Banking
                                         Note Dept., Bancontrol
                                         Acct. #001060235
                                       Attention: E. DeLeon
                                       Reference: Plum creek

                                       Domestic and Offshore Lending Offices:

                                       Same as notice address





                                      114                [signatures continue]

                                SCHEDULE 1.01

                                                                  APRIL 5, 1993

Page 1 of 2

                         CORPORATE INVESTMENT POLICY

I.     OBJECTIVE

       This policy provides guidelines for the management of the Company's cash. It is essential that these assets be invested in a high quality portfolio which:

       .     Preserves principal

       .     Meets liquidity needs

       .     Allows for appropriate diversification of investments

       . Delivers good yield in relationship to the guidelines and market conditions.

       The Company is adverse to incurring market risk or credit risk, and will generally sacrifice yield in the interest of safety. Care must always be taken to insure that the Company's reported financial statements are never materially affected by decreases in the market value of securities held.

II.    MATURITY OR PUT

       Within the constraints provided throughout this document, or by addendum to this document, the maximum maturity or put of any investment instrument will be within two years from the purchase settlement date; however, the total portfolio must have an average maturity of less than 12 months.

III.   PERMISSIBLE INVESTMENTS

       A.     Investments will be made in U.S. dollars only.

       B. The Company may own, purchase or acquire marketable direct obligations in the following:

              1. Obligations (fixed and floating rate) issued by, or unconditionally guaranteed by the U.S. Treasury, or any agency thereof, or issued by any political subdivision of any state or public agency,

              2. Commercial paper rated as A-1 or better by Standard & Poor's, and P-1 or better by Moody's (or equivalent).

              3. Floating rate and fixed rate obligations of corporations, banks and agencies including: medium term notes and bonds, deposit notes, and euro dollar/yankee notes and bonds.

                                                                   April 5, 1993

         4. Certificates of deposit, bankers acceptances and time deposits of commercial banks, domestic or foreign, whose short term credit ratings are A-1/P-1 (or equivalent).

         5. Repurchase agreements collateralized by U.S. Treasury and agency securities.

         6. Insurance company Funding Agreements, Investment Contracts, or similar obligations.

         7.  Asset backed and mortgage backed securities.

         8.  Master Notes.

         9.  Taxable money market preferreds.

        10. Tax exempt securities including municipal bonds/notes, money market preferreds, and variable rate demand notes.

        C. Issuing institutions shall be Corporations, Trusts, Partnerships, and Banks domiciled in the U.S., Canada, Japan and Western Europe, or Insurance Companies domiciled in the U.S.

IV.  CREDIT REQUIREMENTS

     Safety shall always be a primary consideration in structuring the Company's investment portfolio. Credit ratings should be tied to duration as prescribed below in order to combine safety, liquidity and acceptable market performance:

                                   Minimum Credit Rating
                                   ---------------------
               Duration            S&P          Moody's
               --------            ---          -------
            6 months or less       A-             A3
            6 - 18 months          AA             Aa2
            18 months or more      AAA            Aaa

     Original issue securities allowable under this policy with less than twelve months to maturity may substitute the issuers short term credit rating if that rating is A-1/P-1 or better.

V.   DIVERSIFICATION

     To diversify risk, no more than $2 million or 10% of the portfolio can be invested with any one issuer. Exceptions are issues of the U.S. Treasury or agency securities, insured or government collateralized issues and daily money market funds.

                                 SCHEDULE 2.01

                                  COMMITMENTS



Bank                                        Commitment
Bank of America National Trust
 and Savings Association                    $50,000,000

NationsBank of North Carolina, N.A.         $40,000,000

United States National Bank of Oregon       $40,000,000

Wells Fargo Bank, N.A.                      $40,000,000

Seattle First National Bank                 $25,000,000

ABN AMRO Bank N.V.                          $20,000,000

Chemical Bank                               $20,000,000

The Bank of Tokyo, Ltd.                     $20,000,000

The Bank of California, N.A.                $20,000,000





125036 (753/711)

                        PLUM CREEK TIMBER COMPANY, L.P.
                                 SCHEDULE 5.05
                                   Litigation



None.

                        PLUM CREEK TIMBER COMPANY, L.P.
                                 SCHEDULE 5.07


5.07 (a)

QUALIFIED PLANS:

Plum Creek Pension Plan

Plum Creek Thrift and Profit Sharing Plan

Plum Creek Welfare Plan - Plan Number 505
  -  Component Documents listed in Appendix II, thereto


NON-QUALIFIED PLANS:

Plum Creek Management Company, L.P. Executive Incentive Sharing Plan
Plum Creek Management Company, L.P. Executive Incentive Compensation Plan Plum Creek Management Company, L.P. Key Employee Unit Award Plan
Plum Creek Management Company, L.P. Executive and Key Employee Salary and Incentive
  Compensation Deferral Plan
Plum Creek Management Company, L.P. Executive Unit Award Plan
Plum Creek Supplemental Benefits Plan
PC Advisory Corp. I Deferred Compensation Plan for Directors


MULTI-EMPLOYER PLANS:   None.

5.07 (c)

A favorable determination letter from the IRS has been received for the Plum Creek Thrift and Profit Sharing Plan.

The Plum Creekk Pension Plan, adopted in March 1990, is intended to be a qualified plan pursuant to Internal Revenue Service Code section 401(a) and the Trust is intended to be tax exempt pursuant to Code section 501(a). The current plan has not yet been submitted for a determination letter which will confirm it is qualified. The Plum Creek Pension Plan will be submitted for a favorable determination letter request no later than the last day of its plan year commencing on or after January 1, 1994 and the Company will adopt any appropriate amendments and take any action requested by the Internal Revenue Service as a condition of issuing a favorable determination letter on the Plum Creek Pension Plan.

5.07 (d) and (e)   None.

5.07 (f)

Retiree Life Insurance:
  -  Insured plan
  -  $10,000 coverage per salaried retiree
  -  Approximately 47 retirees covered
  -  Plan continues to be available to salaried retirees

Retiree Medical:
  -  Liability to cover four retirees for life and five retirees to age 65
  - Plan continues to be available to salaried retirees at a retiree pay all basis

Both the Life and Retiree Medical Communications contain disclaimers regarding the rights of the Company to modify, amend or terminate the Plans.

The Accumulated Post-retirement Benefit Obligation at December 31, 1992 was $334,003.

5.07 (h), (j), and (k)    None.

                                        PLUM CREEK TIMBER COMPANY, L.P.
                                                  SCHEDULE 5.12


5.12 (a)         None.

5.12 (b) Plum Creek Manufacturing, L.P. is in the process of applying for groundwatear discharge permits at the Columbia Falls and Evergreen complexes. It has not been determined yet whether a Groundwater Discharge Permit will be required at the Pablo facility.

5.12 (c)         Resolved Consent Decrees:
                        Columbia Falls Veneer Dryers - May 21, 1990
                        Evergreen Veneer Dryers - May 26, 1991
                        Evergreen Boiler - May, 19, 1992

                 Environmental Claims related to:
                        EPA/North American Environmental Inc. (Clearfield, UT) EPA/Evergreen Plywood glue pit
                        EPA/Somers site (Somers, MT)
                        DOE/Old Landsburg Mine Site (Ravensdale, WA)
                        Yakima Health District/Dump Site (Yakima, WA)

5.12 (d)         None.

                        PLUM CREEK TIMBER COMPANY, L.P.
                                 SCHEDULE 5.18
                                  Subsidiaries

5.18 (a)

Plum Creek Timber Company, L.P. a Delaware limited partnership, (the "Company") has direct ownership in two subsidiaries, and indirect ownership of two additional subsidiaries.

The Company owns 98% of Plum Creek Manufacturing, L.P., a Delaware limited partnership. The remaining 2% of Plum Creek Manufacturing, L.P., is owned by Plum Creek Management Company, L.P., a Delaware limited partnership, general partner of the Company.

The Company owns 96% of the issued and outstanding stock of Plum Creek Marketing, Inc., a Delaware corporation. The remaining 4% of the issued and outstanding stock of Plum Creek Marketing, Inc. is owned by Plum Creek Management Company, L.P., general partner of the Company.

Plum Creek Marketing, Inc. owns 100% of the issued and outstanding stock of Plum Creek Remanufacturing, Inc., a Washington corporation, and Plum Creek Foreign Sales Corp., a Guam corporation. Plum Creek Foreign Sales Corp. is an active corporation.

5.18 (b)         None.

                        PLUM CREEK TIMBER COMPANY, L.P.
                                 SCHEDULE 7.01
                                Permitted Liens



NONE.

                        PLUM CREEK TIMBER COMPANY, L.P.
                                 SCHEDULE 7.04
                             Permitted Investments



1.       98% interest in Plum Creek Manufacturing, L.P.
2.       96% interest in Plum Creek Marketing, Inc.

                                   EXHIBIT A

                              NOTICE OF BORROWING



                                                       Date:  __________________


To: Bank of America National Trust and Savings Association, as Agent for the Banks parties to the Credit Agreement dated as of October 28, 1993 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Plum Creek Timber Company, L.P., certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent


Ladies and Gentlemen:

         The undersigned, Plum Creek Timber Company, L.P,
(the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to
Section 2.03 of the Credit Agreement, of the Borrowing specified herein:

         1. The aggregate amount of the proposed Borrowing is $_____________________.

         2.   The Business Day of the proposed Borrowing is
    _____________________________, 19___.

         3.  The Borrowing is to be comprised of
    $___________ of [CD Rate] [Offshore Rate] [Base Rate]
    Loans.

         4.  The duration of the Interest Period for the [CD
    Rate Loans] [Offshore Rate Loans] included in the
    Borrowing shall be [____________ days] [_________
    months].

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

         (a) the representations and warranties of the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true and correct as of such earlier date);

         (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed
    Borrowing; and

         (c) the proposed Borrowing will not cause the aggregate principal amount of all outstanding Loans to exceed the Aggregate Commitment.


                   PLUM CREEK TIMBER COMPANY, L.P.

                   By:  Plum Creek Management Company, L.P.,
                        its general partner



                        By:_________________________________

                        Title:______________________________





                             2
123587 (753)(711)

                                   EXHIBIT B

                       NOTICE OF CONVERSION/CONTINUATION



                                                       Date:  __________________


To: Bank of America National Trust and Savings Association, as Agent for the Banks parties to the Credit Agreement dated as of October 28, 1993 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Plum Creek Timber Company, L.P., certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent


Ladies and Gentlemen:

         The undersigned, Plum Creek Timber Company, L.P.
(the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to
Section 2.04 of the Credit Agreement, of the [conversion]
[continuation] of the Loans specified herein, that:

         1. The date of the [conversion] [continuation] is ______________________, 19__.

         2.   The aggregate amount of the Loans [converted]
    [continued] is $______________.

         3.   The Loans are to be [converted into]
    [continued as] [CD Rate] [Offshore Rate] [Base Rate]
    Loans.

         4.   [If applicable:]  The duration of the Interest
    Period for the Loans included in the [conversion]
    [continuation] shall be [____ days] [____ months].

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion][continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

         (a) the representations and warranties of the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true and correct as of such earlier date);

         (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed
    [conversion] [continuation]; and

         (c) the proposed [conversion] [continuation] will not cause the aggregate principal amount of all outstanding Loans to exceed the Aggregate Commitment.


                   PLUM CREEK TIMBER COMPANY, L.P.

                   By:  Plum Creek Management Company, L.P.,
                        its general partner



                        By:_________________________________

                        Title:______________________________





                                       2
123588 (753)(711)

                                                        EXHIBIT C-1




                        FORM OF OPINION OF PERKINS COIE


                               October ____, 1993


The Persons Named on
Attached Annex A

       RE: THAT CERTAIN CREDIT AGREEMENT DATED AS OF OCTOBER ___, 1993 THE ("CREDIT AGREEMENT") AMONG PLUM CREEK TIMBER COMPANY, L.P. (THE "COMPANY"), THE FINANCIAL INSTITUTIONS PARTY THERETO (THE "BANKS") AND BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION AS AGENT (THE "AGENT") FOR THE BANKS

Ladies and Gentlemen:

                 We have acted as special counsel for the Company in connection with the transactions contemplated by the Credit Agreement. This opinion is furnished pursuant to Section 4.01(d) of the Credit Agreement.

                 For the purpose of rendering this opinion, we have examined executed originals of the Credit Agreement and of the documents delivered to the Agent on the date hereof pursuant to the Credit Agreement. We have also examined the original or copies of such other partnership and corporate records, documents, instruments or agreements as we deemed necessary to render the opinion contained herein, subject to the limitations contained herein.

                 In rendering this opinion, we have relied on the following assumptions, the accuracy of which we have not independently verified:

                  (i) Each party to the Credit Agreement (other than the Company) is a corporation or other legally cognizable entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization and has the full power, authority and legal right to execute and deliver the Credit Agreement to which it is a party and to perform its obligations thereunder; and each such party has duly authorized the

Persons Named on the Attached Annex A
October   , 1993
Page 2

         execution, delivery and performance of the Credit Agreement and the transactions contemplated thereunder.

                 (ii) The Credit Agreement constitutes the legal, valid and binding obligation of each party thereto (other than the Company), enforceable against such party in accordance with its terms.

                (iii) All signatures on the Credit Agreement and the other documents and materials examined by us are genuine, and, where any such signature purports to have been made in a corporate, partnership, governmental, fiduciary or other capacity, the person whose signature so appears had the requisite legal capacity and authority to do so; the factual matters contained in the documents examined by us are accurate, true and correct; all documents and other materials submitted to us as originals are authentic; and all documents and other materials submitted to us as copies of the originals conform to the originals.

                 (iv) The Agent and each Bank is exempt from the application of the restrictions set forth in Article XV, Section 1, of the California Constitution.

                 We have not conducted any independent investigation or otherwise attempted to verify any factual matters which would have a bearing upon this opinion.

                 Based upon the foregoing, and subject to the further qualifications stated below, it is our opinion that the Credit Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                 The opinion set forth above is subject to the following additional limitations:

                 (a) We express no opinion as to any laws other than the laws of the State of California (including its choice of law principles) and the federal laws of the United States.

                 (b) We express no opinion as to the validity, binding effect or enforceability of any right or obligation to the extent that such right or obligation (1) may be limited by (A) applicable bankruptcy, insolvency, reorganization,

Persons Named on the Attached Annex A
October ____, 1993
Page 3





moratorium, fraudulent transfer or other laws relating to or affecting creditors' rights generally or (B) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including those relating to the availability of the remedy of specific performance, injunctive relief or setoff or (2) purports to authorize or permit any person to act in a manner which is not in good faith, diligent or commercially reasonable (including, without limitation, exercising any rights without the giving of reasonable notice) or purports to waive any rights of any person with respect to such actions or (3) purports to require that provisions of the Credit Agreement may only be modified in writing to the extent that an oral agreement has been made modifying such provision.

                 (c) We express no opinion with respect to the need for any consent or approval of, the giving of notice to, the registration with, or the taking of any action with respect to, any governmental authority or agency which may be required by reason of the business or activities of the Agent and the Banks generally.

                 (d) We express no opinion as to the validity, priority or perfection of any security interest or other lien which may be created by the Credit Agreement or as to any provision purporting to (1) set evidentiary standards or (2) require the payment of any amount to the extent that such amount is deemed to constitute a penalty, forfeiture, late payment charge or an increase in the applicable rate of interest upon delinquency.

                 (e) Notwithstanding any provision in the Credit Agreement to the effect that such agreement, either in itself or together with any other agreements, reflects the entire understanding of the parties with respect to the matters described therein, the courts of the state of California may consider extrinsic evidence of the circumstances surrounding the making of such agreement or agreements to ascertain the intent of the parties in using the language employed in such agreement or agreements, regardless of whether the meaning of the language used in such agreement or agreements is plain and unambiguous on its face, and may determine that additional or supplementary terms can be incorporated into such agreement or agreements.

Persons Named on the Attached Annex A
October ____, 1993
Page 4





                 (f) We express no opinion as to the conclusive nature of any certificate or determination which may be furnished or made by or on behalf of any party pursuant to the Credit Agreement.

                 (g) Indemnity obligations imposed or undertaken pursuant to the Credit Agreement may be unenforceable to the extent such obligations do not satisfy the requirements of Sections 2773 through 2774 of the California Civil Code, or which require the indemnifying party to indemnify another party against an act which constitutes gross negligence on the part of the indemnified party or its agent.

                 (h) The effect of California law which provides that where a contract permits one party to the contract to recover attorneys' fees, the prevailing party in any action to enforce any provision of the contract shall be entitled to recover its reasonable attorneys' fees notwithstanding the absence of a written agreement to such effect.

                 (i) Statutes and case law reflecting public policy may render unenforceable a waiver or release of the benefits of statutory, common law, or broadly or vaguely stated rights or unknown future rights.

                 (j) We express no opinion as to the enforceability of the provisions in the Credit Agreement to the effect that failure to exercise, or delay in exercising, rights or remedies will not operate as a waiver of any such rights or remedies.

                 (k) We express no opinion as to the enforceability of any provision relating to cumulation of remedies or the availability of remedies in the event of a non-material default.

                 The opinion set forth above is given as of the date hereof, and we disavow any undertaking or obligation to advise you of any changes in law or any facts or circumstances that may hereafter occur or come to our attention that could affect this opinion. This opinion is delivered to the parties identified on Annex A hereto solely for use in connection with the transactions referenced herein and may not be used by any such party for any other purpose and may not be relied on by any person other than the parties identified on Annex A hereto

Persons Named on the Attached Annex A
October ____, 1993
Page 5





and their permitted successors and assigns under the Credit Agreement, or duplicated or disclosed, without our prior written consent.

                                                   Very truly yours,

                                    ANNEX A
                                 TO OPINION OF
                     PERKINS COIE DATED OCTOBER ____, 1993



Bank of America National                       Chemical Bank
Trust and Savings                              9th Floor
Association, as Agent                          270 Park Avenue
12th Floor                                     New York, NY  10017
1455 Market Street
San Francisco, CA 94103                        The Bank of Tokyo, Ltd.
                                               Suite 1100
Bank of America National                       1201 Third Avenue
Trust and  Savings                             Seattle, WA 98101
Association, as a Bank
41st Floor                                     The Bank of California, N.A,
555 California Street                          17th Floor.
San Francisco, CA  94104                       400 California Street
                                               San Francisco, CA 94104
NationsBank of North
  Carolina, N.A.
1 NationsBank Plaza
NC1-002-06-19
Charlotte, NC 28255

United States National Bank
of Oregon
c/o U.S. Bank of Washington
1414 Fourth Avenue WWH276
Seattle, WA 98101

Wells Fargo Bank, N.A.
9th Floor
420 Montgomery Street
San Francisco, CA 94163

Seattle First National Bank
12th Floor
701 Fifth Avenue
Box 94010
Seattle, WA 98120-9410

ABN Amro Bank N.V.
Suite 2323
One Union Square
Seattle, WA 98101

                                                                   EXHIBIT C - 2
October 28, 1993


To the Banks and the Agent
Referred to Below
c/o Bank of America National Trust
  and Savings Association
1455 Market Street, 12th Floor
San Francisco, CA  94103

Ladies and Gentlemen:

         As Vice President Law and Corporate Affairs of Plum Creek Management Company, L.P. (the "General Partner"), I have acted as counsel to Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company") and its subsidiaries in connection with that certain Credit Agreement, dated as of October 28, 1993 (the "Credit Agreement"), among the Company, the banks listed on the signature pages thereof (the "Banks"), and Bank of America National Trust and Savings Association as agent for the Banks (the "Agent"). This opinion is delivered to you pursuant to Section 4.01(d)(i) of the Credit Agreement. All capitalized terms used herein that are defined in, or by reference in, the Credit Agreement have the meanings assigned to such terms therein, or by reference therein, unless otherwise defined herein.

         In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as I have deemed necessary or appropriate for the purposes of this opinion. I have examined, among other documents, a copy of the Credit Agreement.

         In all such examinations, I have assumed the genuineness of all signatures on original or certified, conformed or reproduction copies of documents of all parties other than the Company, and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials, representatives of the Company and others and assume compliance on the part of all parties to the Credit Agreement with the covenants and agreements contained therein.

         To the extent it may be relevant to the opinions expressed herein, I have assumed that the Agent and the Banks have the power to enter into and perform such agreement and that such agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such parties.

Bank of America
October 28, 1993
Page 2

         Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

         (a) Each of the Company, the General Partner, PCMC General Partner and Plum Creek Manufacturing, L.P. is a limited partnership duly formed under the laws of the State of Delaware, with a stated term beyond the term of the Loan Documents (in those cases where the Loan Documents have a fixed term) and is duly qualified and in good standing in each state in which the failure to so qualify would have a Material Adverse Effect.

         (b) Each of PC Advisory General Partner and Plum Creek Marketing, Inc., is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each state in which the failure to so qualify would have a Material Adverse Effect.

         (c) The Company and each of the Partner Entities have the partnership or corporate, as applicable, power and authority to execute and deliver, and to perform and observe the provisions of, the Loan Documents.

         (d) The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary corporate and partnership action on behalf of PC Advisory General Partner, as general partner of PCMC General Partner, as general partner of the General Partner, as general partner of the Company.

         (e) The Loan Documents have been duly executed and delivered by the Company.

         (f) The Company and each of its Subsidiaries has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business, except for such governmental licenses, authorizations, consents and approvals, the lack thereof would not have a Material Adverse Effect.

         (g) No registration with, consent or approval of, notice to, or other action by, any Governmental Authority is required on the part of the Company or the Partner Entities or any of their Subsidiaries for the execution, delivery or performance by the Company of the Loan Documents, or if required, such registration has been made, such consent or approval has been obtained, such notice has been given or such other appropriate action has been taken.

         (h) The execution, delivery and performance of the Loan Documents by the Company are not in violation of the partnership documents of the Company, the General Partner or the PCMC General Partner or the Articles of Incorporation and Bylaws of the PC Advisory General Partner.

         (i) The execution, delivery and performance of the Loan Documents by the Company

Bank of America
October 28, 1993
Page 3

(including, without limitation, the sale of the Columbia River Unit and the application of the Net Proceeds thereof in accordance with Section 7.02 (i) of the Credit Agreement) will not violate or result in a breach of any of the terms of or constitute a default under or result in a creation of any Lien on any property or assets of the Company or any of the Partner Entities, pursuant to the terms of any indenture, mortgage, deed of trust or other agreement to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject.

         (j) The execution, delivery and performance of the Loan Documents will not conflict with or contravene any of Regulations G, T, U and X promulgated by the Federal Reserve Board.

         (k) Neither the Company, the Partner Entities, any Person controlling the Company or the Partner Entities, or any Subsidiary of the Company or the Partner Entities, is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended, or subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

         (l) There are no actions, suits, proceedings, claims or disputes pending or, to the best of my knowledge, threatened against the Company, the Partner Entities or any of their Subsidiaries or any of their respective properties before any court, regulatory body, administrative agency, at law, in equity, in arbitration or before any Governmental Authority which (a) purport to affect or pertain to the Loan Documents, or any of the transactions contemplated thereby, (b) have a reasonable probability of success on the merits and which, if determined adversely to the Company, the Partner Entities or their Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

         The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of Washington and, to the extent relevant hereto, the General Corporation Law of the State of Delaware and the Delaware Uniform Revised Limited Partnership Act.

         The opinions expressed herein are solely for the benefit of the Agent and the Banks and may not be relied on in any manner or for any purpose by any person or entity other than the Agent and the Banks and their permitted successors and assigns under the Credit Agreement.

                                                   Very truly yours,

                                                   James A. Kraft
                                                   Vice President, Law and
                                                      Corporate Affairs
/sw

                                   EXHIBIT D


                        PLUM CREEK TIMBER COMPANY, L.P.
                             COMPLIANCE CERTIFICATE


                                                           DATE: _______________


         Reference is made to that certain Credit Agreement dated as of October 28, 1993 among Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company"), certain financial institutions from time to time parties to the Credit Agreement (the "Banks") and Bank of America National Trust and Savings Association, a national banking association, as agent for the Banks (in such capacity, the "Agent"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

         The undersigned Responsible Officer of the Company, hereby certifies as of the date hereof that he/she is the ________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Banks and the Agent on the behalf of the Company and its Subsidiaries and not as an individual, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.01(a) of the Credit Agreement.]

         1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited combined balance sheet of the Company as at the end of the fiscal year ended
December 31, ____ and (b) the related combined statements of income and statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Coopers & Lybrand or another nationally-recognized certified independent public accounting firm. Such opinion is not qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Company's or any Subsidiary's records and is delivered to the Agent pursuant to a reliance agreement between the Agent and Banks and such accounting firm which you have advised us is in form and substance satisfactory to the Agent and the Majority Banks;

                                       or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.01(b) of the Credit Agreement.]

         1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited combining balance sheets of the Company and each of its Subsidiaries as at the end of the fiscal year ended December 31, ____ and (b) the related combining statements of income and statement of cash flows for such fiscal year; which financial statements were used in connection with the preparation of the audited combined balance sheet of the Company as of the end of such fiscal year and the related combined statements of income and statement of cash flows for such fiscal year.

                                       or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsections 6.01(c) and (d) of the Credit
Agreement.]


         1. (a) Attached as Schedule 1A hereto is (i) a true and correct copy of the unaudited combined balance sheet of the Company and its combined Subsidiaries as of the end of the fiscal quarter ended __________ __, ____ and
(ii) the related combined statements of income and statement of cash flows of the Company and its combined Subsidiaries for the period commencing on the first day and ending on the last day of such quarter, setting forth in each case in comparative form the figures for the previous year (subject to normal year-end audit adjustments).

              (b)  Attach as Schedule 1B hereto is (i) a
true and correct copy of the unaudited combining balance sheets of the Company and each of its Subsidiaries as of the end of the fiscal quarter ended __________ __, ____ and
(ii) the related combining statements of income and statement of cash flows for such quarter, which financial statements were used in connection with the preparation of the financial statements referred to in paragraph 1(a) above of this Certificate.

         2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

         3. The attached financial statements are complete and correct, and have been prepared in accordance with GAAP on a basis consistent with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

         4.   The attached financial statements are
certified by a Responsible Officer of the Company and fairly state the financial position and results of operations of the Company and its Combined Subsidiaries.

         5. To the best of the undersigned's knowledge, the Company, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

         6. The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

         [7. A Margin Reduction Discount of ____% should be implemented in accordance with Section 2.09 of the Credit
Agreement.]

                                       or

         [7. The existing Margin Reduction Discount should be changed to ____% in accordance with Section 2.09 of the Credit Agreement.]

                                       or

         [7.  The Margin Reduction Discount pursuant to
Section 2.09 of the Credit Agreement does not apply.]

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________ __, ____.


                             PLUM CREEK TIMBER COMPANY L.P.

                             By: Plum Creek Management
                                  Company, L.P.,
                                 its general partner


                             By: ___________________________

                             Title: ________________________





                            -4-
W88149.AB9[753/711]

                        Plum Creek Timber Company, L.P.
                                   Schedule 2
                         to the Compliance Certificate
                                  ($ in 000's)

Section 7.03:  Harvesting Restrictions (MMBF)

199_ Maximum Allowable Harvest
Add: Prior year Cumulataive Carryover Harvest
Maximum Allowable 199_ Harvest
Actual 199_ Harvest
199_ Carryover Harvest

Section 7.04(i): Investments Not Otherwise Permitted:

The greater of $30 million or 60% of the
  average annual Pro Forma Free Cash
  Flow for the two fiscal years preceding
  such date.                                                          $

Cumulative Investments made through month-day-year                    $

Section 7.05(c): Funded Debt Incurred to Finance Capital Improvements:

Maximum Allowed                                                       $20,000

Outstanding at month-day-year                                         $

Section 7.05(e): Indebtedness Incurred Pursuant to a Revolving Credit Facility:

Maximum Allowed                                                       $15,000

Outstanding at month-day-year                                         $

Section 7.05(g): Guarantee of Facilities Subsidiary Revolving Credit Facility:

Maximum Allowed                                                       $20,000

Outstanding at month-day-year                                         $

Section 7.05(h): Guarantee of Facility Subsidiary Capital Improvement Funded
Debt:

Maximum Allowed                                                       $20,000

Outstanding at month-day-year                                         $

                        Plum Creek Timber Company, L.P.
                                   Schedule 2
                         to the Compliance Certificate
                                  ($ in 000's)

Section 7.05(i): Aggregate Principal Amount of Indebtedness Secured by Liens:

Maximum Allowed                                                       $

Outstanding at month-day-year                                         $

Section 7.05(j): Additional Funded Debt:

Pro Forma Free Cash Flow                                              $

Maximum Pro Forma Annual Interest Charges:  2:25 to 1                 $

Current Interest Expense                                              $

Additional Allowable Interest                                         $

Allowable Fund Debt at ___% Interest Rate*                            $

* Aggregate outstanding principal amount of such additional Funded Debt shall not exceed $400 million.

                        Plum Creek Timber Company, L.P.
                                   Schedule 2
                         to the Compliance Certificate
                                  ($ in 000's)

Section 7.13(a): Restricted Payments:

Available Cash means, with respect to any calendar quarter,
         (i)(a)  Net Income                                               $
            (a)  Excluding gain on the sale of any Capital Assets         $

         Plus:
                 (b) DD&A                                                 $
                 (b) Other non-cash charges                               $
                 (c) Reduction in reserves of the types referred
                        to in clause (ii)(d) below                        $
                 (d) Proceeds received from the sale of
                        Designated Acres                                  $
                 (e) Cash from Capital Transaction used to
                        refinance or refund Indebtedness                  $
         Less (ii) the sum of:
                 (a) All payments of principal Indebtedness               $
                 (b) Capital Expenditures                                 $
                 (c) Capital Expenditures made in prior quarter
                        anticipated to be financed but have not been      $
                 (d) Reserve for future principal payments:
                        Bank                                              $
                        Senior Notes                                      $
                 (d) Reserve for future capital expenditures              $
                 (d) Reserve for additional working capital               $
                 (d) Reserve for future interest payments:
                        Bank                                              $
                        Senior Notes                                      $
                 (e) Other noncash credits                                $
                 (f) The amount of any Investments                        $
                 (g) Any investmenets made in prior quarter
                        anticipated to be financed but have not been      $

         Available Cash - month-day-year                                  $
         General Partner 2% Interest                                      $
         General Partner Incentive Distribution                           $
         Allocable to Unitholders - Net                                   $

                        Plum Creek Timber Company, L.P.
                                   Schedule 2
                         to the Compliance Certificate
                                  ($ in 000's)


Summary of Available Cash Reserves:

                                                                         Cumulative
                                                                           Balance
                                                                         ----------
Reserve for future principal payments:
         Bank                                                             $
         Senior Notes                                                     $
Reserve for future Capital Expenditures                                   $
Reserve for additional working capital                                    $
Reserve for future distributions                                          $
Reserve for future interest payments:
         Bank                                                             $
         Senior Notes                                                     $


Funds Flow Ratio Calculation with respect to any quarter.

         EBITDA                                                           $
         Less:
                 Taxes paid in cash not already excluded from EBITDA      $
                 Capital Expenditures                                     $
         Total Funds Flow                                                 $

         Indebtedness                                                     $

         Funds Flow Ratio                                                  ___%


                                   EXHIBIT E

                   FORM OF CASH COLLATERAL ACCOUNT AGREEMENT


         This CASH COLLATERAL ACCOUNT AGREEMENT
("Agreement") dated as of ______________, 199_ is entered into by and between PLUM CREEK TIMBER COMPANY, L.P., a Delaware limited partnership (the "Company"), and BANK OF
AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent
(solely in such capacity, "Agent") for the financial institutions from time to time parties to the Credit
Agreement referred to below (such entities, together with their respective successors and assigns, being collectively referred to as the "Banks").

                                    RECITALS

         A. The Company, Agent and the Banks have entered into a Credit Agreement dated as of October 28, 1993 (as the same may from time to time be amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement"). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

         B. The Company wishes to sell properties that constitute all or a part of its Columbia River Unit and to apply the Net Proceeds thereof to the purchase of productive assets in the same line of business.

         C. Pursuant to the Credit Agreement, any such Net Proceeds in excess of $25,000,000 not paid immediately to Agent on behalf of the Banks for prepayment of the Loans or paid immediately to purchase such productive assets shall be placed immediately upon receipt thereof into a cash collateral account at Bank of America National Trust and Savings Association ("BofA") for application in accordance with Section 7.02(i) of the Credit Agreement.

         D. The execution and delivery by the Company of this Agreement is a condition to the application of the Net
Proceeds as set forth in Recital B above.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Company and Agent hereby agree as follows:

         1.   Cash Collateral Account.

              (a)  Cash Collateral Account.  For purposes of
Section 7.02(i) of the Credit Agreement, the Company has established with BofA, for the benefit of Agent on behalf of itself and the Banks, a special purpose restricted deposit account in the name of the Company, deposit account #__________ (together with any successor account(s) that may be established from time to time in replacement thereof, the "Cash Collateral Account"). Agent shall have exclusive control over the Cash Collateral Account and the sole right of withdrawal therefrom, except as expressly provided in
Section 1(b) below. The Company agrees that the Cash Collateral Account shall be a blocked account, and upon the deposit of funds into the Cash Collateral Account by or at the direction of the Company, such deposit shall become (except as expressly provided in such Section 1(b) hereof) irrevocable and the Company shall have no right to withdraw amounts contained therein or interest accrued thereon except as provided in Section 1(b) hereof or upon the indefeasible payment in full of the Obligations; and until such indefeasible payment in full of the Obligations the Company waives (i) the right to make withdrawals from the Cash Collateral Account and (ii) the right to instruct BofA to honor drafts drawn against the Cash Collateral Account, except in each case as expressly provided in Section 1(b) hereof.

              (b)  Withdrawal.  The Company may withdraw
funds from the Cash Collateral Account if and only if
(i) such funds are applied directly (1) to purchase investments permitted hereunder or (2) to purchase productive assets in the same line of business provided that the Company shall have delivered to Agent no later than three (3) Business Days prior to the proposed date of such withdrawal a certificate of a Responsible Representative substantially the form of Exhibit A hereto, and (ii) no Default or Event of Default exists or will occur by virtue of such withdrawal and purchase.

              (c) Application to Loans. Upon the date that is 180 days after the date of the sale of the properties that constitute all or part of the Columbia River Unit, Agent shall promptly apply any amounts remaining in the Cash Collateral Account to the prepayment of the Loans in accordance with the provisions of Section 2.07 of the Credit Agreement and the Company irrevocably directs Agent to apply such funds at such time to the prepayment of the Loans in accordance with Section 2.07 of the Credit Agreement.

         2. Lien. The Cash Collateral Account, all funds and investments contained therein, all interest accrued thereon, and all proceeds thereof shall be held by BofA for the benefit of Agent on behalf of itself and the Banks as cash collateral to secure the Company's obligations to Agent and the Banks. As security for the payment and performance of all obligations of the Company hereunder and under the Credit Agreement, the Company hereby grants to Agent on behalf of itself and the Banks a first priority perfected security interest in all of its rights, title and interest now existing or hereafter arising in and to the Cash Collateral Account and any proceeds or products thereof. Agent and the Company hereby notify BofA of the foregoing lien, and BofA, by its signature below, acknowledges receipt of such notice.

         The Company shall be deemed in default under this Agreement upon the occurrence of an Event of Default, as that term is defined in the Credit Agreement. Upon the occurrence of any such Event of Default, Agent may, at its option, and without notice to or demand on the Company and in addition to all rights and remedies available to Agent under the Credit Agreement, do any one or more of the following: (a) foreclose or otherwise enforce Agent's security interest in any manner permitted by law, or provided for in this Agreement; (b) dispose of the Cash Collateral Account on such terms and in such manner as Agent may determine; and (c) recover from the Company all costs and expenses, including, without limitation, Attorneys Costs, incurred or paid by Agent in exercising any right, power or remedy provided by this Agreement, the Loan Documents, or by law.

         3. Investments. Upon the Company's written instructions as provided in Section 4 below, if no Default or Event of Default exists, Agent shall invest the funds on deposit in the Cash Collateral Account in any of the permitted investments described in the Investment Policy attached as Schedule 1.01 to the Credit Agreement; provided that with respect to any instruction to invest funds in any investment that does not constitute a "deposit account" (as defined in Division 9 of the California Commercial Code) maintained with BofA, Agent shall take no action to effect such instructions to invest funds unless and until the Company has duly executed and delivered such documents and instruments and caused to be delivered such opinions of counsel as the Majority Lenders may reasonably deem necessary or appropriate to perfect or to confirm the perfection and first priority status of Agent's security interest in such investments.

         4. Investment Direction. With respect to the investment of funds on deposit in the Cash Collateral Account pursuant to Section 3 above, Agent shall be entitled to rely upon the written instructions of those individuals whose signatures appear in the spaces provided below, or such other individuals as may hereafter be designated in writing by the Company:


                   ______________________________



                   ______________________________



                   ______________________________



         5. Compensation. BofA shall be entitled to compensation from the Company for the maintenance of and investment of funds contained in the Cash Collateral Account in accordance with its standard fees for such services in effect from time to time. Such compensation shall be payable upon demand.

         6.  Notices, Etc.  Any notice or other
communication herein required or permitted to be given shall be in writing and may be delivered in person, with receipt acknowledged, or sent by telex, telecopy or by United States mail, registered or certified, return receipt requested, postage prepaid and addressed as set forth on the signature pages to this Agreement or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. All such notices and communications shall, when transmitted by overnight delivery, telegraphed, telecopied by facsimile, telexed or cabled, be effective when delivered for overnight delivery or to the telegraph company, transmitted by telecopier (with successful transmission confirmation), confirmed by telex answerback or delivered to the cable company, respectively, or if delivered, upon delivery. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

         7. Termination. This Agreement shall terminate when transfers of amounts in the Cash Collateral Account pursuant to Section 1 hereof shall have reduced the balance of the Cash Collateral Account to zero.

         8.  Successors and Assigns; Governing Law.  This
Agreement shall be binding upon and inure to the benefit of the Company, Agent and the Banks and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and each Bank. Except as otherwise expressly provided herein or in any of the other Loan Documents, in all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

         9.  Entire Agreement; Construction; Amendments and
Waivers.

             (a)  Entire Agreement.  This Agreement, the
Credit Agreement and the other Loan Documents, taken together, constitute and contain the entire agreement among the parties and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

             (b)  Construction.  This Agreement is the
result of negotiations between and has been reviewed by each of the Company, Agent and the Banks and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against the Company, Agent or the Banks. The Company, Agent and the Banks agree that they intend the literal words of this Agreement and that no parol evidence shall be necessary or appropriate to establish the Company's, Agent's or any Bank's actual intentions.

             (c)  Interpretation.  The terms of this
Agreement shall be interpreted in accordance with the provisions of Article I of the Credit Agreement, provided, however, that (a) any reference to a "Section" shall refer to the relevant Section to this Agreement, unless specifically indicated to the contrary and (b) the words "herein," "hereof" and "hereunder" and other words of similar import (including, without limitation, in Article I of the Credit Agreement) shall refer to this Agreement as a whole, as the same may from time to time be amended, amended and restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

              (d)  Amendments; Waivers.  No amendment,
modification, discharge or waiver of, or consent to any departure by the Company from, any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Agent with the written consent of the Majority Banks, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

         10.  Severability.  Whenever possible, each
provision of this Agreement shall be interpreted in such a manner as to be valid, legal and enforceable under the applicable law of any jurisdiction. Without limiting the generality of the foregoing sentence, in case any provision of this Agreement shall be invalid, illegal or unenforceable under the applicable law of any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

         11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         12. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, Agent, the Banks, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement. Neither Agent nor any Bank shall have any obligation to any Person not a party to this Agreement.

         13.  Counterparts. This Agreement and any
amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                   PLUM CREEK TIMBER COMPANY, L.P.

                   By:  Plum Creek Management Company, L.P.,
                        its general partner



                        By:_________________________________

                        Title:______________________________

                   Notice to be sent to:

                   Plum Creek Timber Company, L.P.
                   999 Third Avenue, Suite 2300
                   Seattle, WA 98104

                   Attn:  Chief Financial Officer
                   Tel:   (206) 467-3600
                   Fax:   (206) 467-3797



                   BANK OF AMERICA NATIONAL TRUST
                   AND SAVINGS ASSOCIATION,
                   as Agent


                   By: _____________________________________
                   Printed Name:
                   Title:

                   Notice to be sent to:

                   Bank of America National Trust
                   and Savings Association
                   1455 Market Street, 12th Floor
                   San Francisco, CA  94103
                   Attn:  Daniel G. Farthing
                          Global Agency #5596
                   Tel:   (415) 953-0849
                   Fax:   (415) 622-4894

Notice of security interest
acknowledged:

BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION,
as depository

By: _________________________
Printed Name:
Title:



Notice to be sent to:

Bank of America National Trust
and Savings Association
555 California Street, 41st Floor
San Francisco, CA  94104
Attn:  Michael J. Balok
Tel:   (415) 622-2018
Fax:   (415) 622-4585





                                       8
123957 (753)(711)

                                   EXHIBIT A

                             OFFICER'S CERTIFICATE


                                                      Date:  ___________________


         Reference is made to that certain Cash Collateral
Account Agreement dated as of _____________, 199_  (the
"Cash Collateral Account Agreement") between Plum Creek
Timber Company, L.P., a Delaware limited partnership (the
"Company"), and Bank of America National Trust and Savings
Association, as agent ("Agent") (capitalized terms used herein without definition shall have the meanings given to them in the Cash Collateral Account Agreement).

         The undersigned Responsible Representative of the Company, hereby certifies as of the date hereof that he/she is the ____________________________ of the Company, and
that, as such, he/she is authorized to execute and deliver this Certificate to the Agent on behalf of the Company and not as an individual, and that:

         (1)  Pursuant to Section 1(b) of the Cash
Collateral Account Agreement, the Company may withdraw funds from the Cash Collateral Account to purchase productive assets in the same line of business;

         (2) The Company has acquired [or will acquire on __________, 199_] the assets listed on Schedule 1 attached hereto (the "Eligible Assets"), which Eligible Assets constitute productive assets in the same line of the Company's business;

         (3)  The aggregate purchase price for the Eligible
Assets is $____________________ (the "Purchase Price");

         (4) No Default or Event of Default exists or would result from such proposed purchase of the Eligible Assets or a withdrawal from the Cash Collateral Account to fund such purchase; and

         (5) The representations and warranties made by the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true and correct as of such earlier date).

         The Company hereby requests that the Agent release from the Cash Collateral Account and transfer to the Company at _______________________________________ on
______________, 199_ an amount equal to the lesser of
(i) the Purchase Price and (ii) the amount remaining in the Cash Collateral Account on such date of transfer. The undersigned hereby certifies that such amount shall be used solely to pay the Purchase Price, or part thereof, of the Eligible Assets.


         IN WITNESS WHEREOF, the Company has executed and delivered this Certificate as of ________________.


                             PLUM CREEK TIMBER COMPANY, L.P.

                             By: Plum Creek Management
                                  Company, L.P.,
                                 its general partner


                             By:  __________________________

                             Title: ________________________





                                       2
123957(753)(711)

                                   SCHEDULE 1

                                ELIGIBLE ASSETS





123957(753)(711)

                                   EXHIBIT F

                  FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT


         This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this
"Agreement") dated as of __________, ____ is made between ______________________________ (the "Assignor") and
__________________________ (the "Assignee").


                                    RECITALS

         WHEREAS, the Assignor is party to that certain Credit Agreement dated as of October 28, 1993 among PLUM CREEK TIMBER COMPANY, L.P., a Delaware limited partnership (the "Company"), the several financial institutions from time to time party thereto (including the Assignor, the "Banks"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Agent (as from time to time amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement"). Any terms defined in the Credit Agreement and not defined in this Agreement are used herein as defined in the Credit Agreement;

         WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Loans (the "Committed
Loans") to the Company in an aggregate amount not to exceed
$__________ (the "Commitment");

         WHEREAS, [the Assignor has made Committed Loans in the aggregate principal amount of $__________ to the Company] [no Committed Loans are outstanding under the Credit Agreement]; and

         WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, [together with a corresponding portion of each of its outstanding Committed Loans,] in an amount equal to $__________ (the "Assigned Amount") on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

         1.   Assignment and Acceptance.

              (a)  Subject to the terms and conditions of
    this Agreement, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Agreement) __% (the "Assignee's Percentage Share") of (A) the Commitment [and the Committed Loans] of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

              [If appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on, and fees with respect to, Committed Loans assigned.]

              (b)  With effect on and after the Effective
    Date (as defined herein), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement, including the requirements concerning confidentiality, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.

              (c) After giving effect to the assignment and assumption, on the Effective Date the Assignee's
    Commitment will be $__________.

         2.   Payments.

              (a) As consideration for the sale, assignment and transfer contemplated in Section 1, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________, representing the Assignee's Percentage Share of the principal amount of all Committed Loans previously made, and currently owed, by the Company to the Assignor under the Credit Agreement and outstanding on the Effective Date.

              (b) The [Assignor] [Assignee] further agrees to pay to the Agent a processing fee in the amount specified in Section 10.08(a) of the Credit Agreement.

         3.   Reallocation of Payments.

         Any interest, fees and other payments accrued to the Effective Date with respect to the Committed Loans and the Commitment shall be for the account of the Assignor.
Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

         4.   Independent Credit Decision.

         The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 6.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Agreement; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

         5.   Effective Date; Notices.

              (a) As between the Assignor and the Assignee, the effective date for this Agreement shall be __________, ____ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

                   (i)  this Agreement shall be executed and
         delivered by the Assignor and the Assignee;

                  (ii)  the consent of the Company and the
         Agent required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 10.08(a) of the Credit Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

                 (iii)  the Assignee shall pay to the
         Assignor all amounts due to the Assignor under this Agreement;

                  (iv)  the Assignee shall have complied
         with Section 3.01(f) of the Credit Agreement (if applicable; and

                   (v)  the processing fee referred to in
         Section 2(b) hereof and in Section 10.08(a) of the Credit Agreement shall have been paid to the Agent.

              (b) Promptly following the execution of this Agreement, the Assignor shall deliver to the Company and the Agent for acknowledgement by the Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

         [6.  Agent.  [INCLUDE ONLY IF ASSIGNOR IS AGENT]

              (a)  The Assignee hereby appoints and
    authorizes the Assignor to take such action as agent on its behalf and to exercise such powers under the Credit
    Agreement as are delegated to the Agent by the Banks pursuant to the terms of the Credit Agreement.

              (b)  The Assignee shall assume no duties or
    obligations held by the Assignor in its capacity as Agent under the Credit Agreement.]

         7.   Withholding Tax.

         The Assignee agrees to comply with Section 3.01(f) of the Credit Agreement (if applicable).

         8.   Representations and Warranties.

              (a)  The Assignor represents and warrants that
    (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien, security interest or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations hereunder;
    (iii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; and (iv) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

              (b)  The Assignor makes no representation or
    warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company, or the performance or observance by the Company, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

              (c)  The Assignee represents and warrants that
    (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

         9.   Further Assurances.

         The Assignor and the Assignee each hereby agrees to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, including the delivery of any notices or other documents or instruments to the Company or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

         10.  Miscellaneous.

              (a) Any amendment or waiver of any provision of this Agreement shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach thereof.

              (b) All payments made hereunder shall be made without any set-off or counterclaim.

              (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

              (d)  This Agreement may be executed in any
    number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

              (e)  THIS AGREEMENT SHALL BE GOVERNED BY AND
    CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in California over any suit, action or proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such California State or Federal court. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

              (f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

              [Other provisions to be added as may be
    negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]

         IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance Agreement to be executed and delivered by their duly authorized officers as of the date first above written.



                                      __________________________________
                                                  Assignor


                                   By: _________________________________

                                   Title: ______________________________

                                   Address:




                                      __________________________________
                                                  Assignee


                                   By: _________________________________

                                   Title: ______________________________

                                   Address:

                                   SCHEDULE 1

                      NOTICE OF ASSIGNMENT AND ACCEPTANCE


                                                           _______________, 19__



Bank of America National Trust
and Savings Association, as Agent
1455 Market Street, 12th Floor
San Francisco, CA  94103
Attn:  Global Agency #5596

Plum Creek Timber Company, L.P.
999 Third Avenue, Suite 2300
Seattle, WA  98104
Attn:  Chief Financial Officer


Ladies and Gentlemen:

    We refer to the Credit Agreement dated as of October 28, 1993 (the "Credit Agreement") among Plum Creek Timber Company, L.P. (the "Company"), the Banks referred to therein and Bank of America National Trust and Savings Association, as Agent. Terms defined in the Credit Agreement are used herein as therein defined.

    1.   We hereby give you notice of, and request the
consent of the Company to, the assignment by
__________________ (the "Assignor") to _______________ (the
"Assignee") of _____% of the right, title and interest of
the Assignor in and to the Credit Agreement (including,
without limitation, the right, title and interest of the
Assignor in and to the Commitments of the Assignor and all
outstanding Loans made by the Assignor).  Before giving
effect to such assignment the Assignor's Commitment is
$    ___________, and the aggregate amount of its
outstanding Loans is $_____________.

    2. The Assignee agrees that, upon receiving the consent of the Company and the Agent to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit
Agreement.

    3.   The following administrative details apply to the
Assignee:

         (A)  Notice Address:

              Assignee name: __________________________
              Address:  _______________________________
                        _______________________________
                        _______________________________
              Attention:  _____________________________
              Telephone:  (___) _______________________
              Telecopier:  (___) ______________________
              Telex (Answerback):  ____________________

         (B)  Payment Instructions:

              Account No.:  ___________________________
                   At:      ___________________________
                            ___________________________
                            ___________________________
              Reference:    ___________________________
              Attention:    ___________________________


    IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment Notice and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

                                Very truly yours,

                                [Name of Assignor]

                                By: ________________________
                                Title:

                                [Name of Assignee]

                                By: ________________________
                                Title:

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

PLUM CREEK TIMBER COMPANY, L.P.

By: Plum Creek Management Company, L.P.

    By: ______________________

    Its: _____________________


By: __________________________

Title: _______________________


BANK OF AMERICA NATIONAL TRUST AND
  SAVINGS ASSOCIATION, as Agent

By: __________________________
         Vice President





                                      -10-
123897.AB2 (753)(711)

                              CLOSING DOCUMENTS
                         PLUM CREEK CREDIT AGREEMENT
                                   PARTIES


Borrower & Affiliates:
- ---------------------

Plum Creek Timber Company, L.P.                  ("Company")

Plum Creek Management Company, L.P.              ("General Partner")

PC Advisory Partners I, L.P.                     ("PMC General Partner")

PC Advisory Corp. I                              ("PC Advisory General Partner")

Agent:
- -----

Bank of America National Trust and
  Savings Association, as agent for
  the Banks                                      ("Agent")

Collectively the Banks:                          ("Banks")
- ----------------------

Bank of America National Trust and
  Savings Association
NationsBank of North Carolina, N.A.
United States National Bank of Oregon
Wells Fargo Bank, N.A.
Seattle First National Bank
ABN AMRO Bank N.V.
Chemical Bank
The Bank of Tokyo, Ltd.
The Bank of California, N.A.

Counsel:
- -------

Morrison & Foerster                              ("MoFo")
   (for Agent)

Perkins Coie                                     ("Perkins")
   (for PCTC)

Document
 Number:
- --------

        CREDIT DOCUMENTS
        ----------------

    1. Credit Agreement dated as of October 28, 1993, among PCTC, the Banks and the Agent

    2.  Schedules to the Credit Agreement:

        .  Schedule 1.01: Investment Policy

        .  Schedule 2.01: Commitments

        .  Schedule 5.05: Litigation

        .  Schedule 5.07: ERISA

        .  Schedule 5.12: Environmental Matters

        .  Schedule 5.18: Subsidiaries of PCTC

        .  Schedule 7.01: Permitted Liens

        .  Schedule 7.04: Permitted Investments

    3.  Exhibits to the Credit Agreement:

        .  Exhibit A: Notice of Borrowing

        .  Exhibit B: Notice of Conversion/Continuation

        .  Exhibit C-1: Form of Legal Opinion of Company Counsel

        .  Exhibit C-2: Form of Legal Opinion of Perkins

        .  Exhibit D: Compliance Certificate

        .  Exhibit E: Form of Cash Collateral Agreement

        .  Exhibit F: Form of Assignment and Acceptance

        CORPORATE AND PARTNERSHIP DOCUMENTS
        -----------------------------------

    4.  Resolutions of the Board of Directors of PC Advisory
        General Partner certified by the Assistant Secretary

    5.  Incumbency Certificate of PC Advisory General Partner


Document
 Number:
- --------
    6.       Certificates of the Assistant Secretary of PC Advisory General
             Partner certifying a copy of Company's:

                    (i)   Partnership Certificate, certified by the Delaware
                          Secretary of State

                   (ii)   Partnership Agreement

    7.       Certificates of the Assistant Secretary of PC Advisory General
             Partner certifying a copy of General Partner's:

                    (i)   Partnership Certificate, certified by the Delaware
                          Secretary of State

                   (ii)   Partnership Agreement

    8.       Certificates of the Assistant Secretary of PC Advisory General
             Partner certifying a copy of PCMC General Partner's:

                    (i)   Partnership Certificate, certified by the Delaware
                          Secretary of State

                   (ii)   Partnership Agreement

    9.       Certificates of the Assistant Secretary of PC Advisory General
             Partner certifying:

                    (i)   Articles of Incorporation of PC Advisory General
                          Partner, certified by the Delaware Secretary of State.

                   (ii)   Bylaws of PC Advisory General Partner

    10.      Good standing certificates of Company from the States of:

                     -    Delaware
                     -    Washington
                     -    Montana
                     -    Idaho

    11.      Good standing certificates of General Partner from the States of:

                     -    Delaware
                     -    Washington
                     -    Montana
                     -    Idaho


Document
 Number:
- --------

   12. Good standing certificates of PCMC General Partner from the States of:

             -Delaware
             -Washington
             -Montana

   13. Good standing certificates of PC Advisory General Partner from the States of:

             -Delaware
             -Washington
             -Montana

        LEGAL OPINIONS
        --------------

   14.  Opinion of Company's Counsel

   15.  Opinion of Perkins

   16. Officer's Certificate with respect to representations true and correct, no Event of Default and no Material Adverse
        Effect

   17. Certificate of Chief Financial Officer of General Partner with respect to Financial Statements of Company

   18. Officer's Certificate of PC Advisory General Partner certifying a copy of:

        (a)  Senior Note Agreement, as amended

        (b)  Mortgage Note Agreement, as amended

        (c)  ABN Credit Agreement, as amended